                                                                    EXHIBIT 4.5

BOS-BUS: 297659





             SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

                                  Dated as of

                                August 30, 1996

                                     Among

                            BARRY'S JEWELERS, INC.,

                  THE FIRST NATIONAL BANK OF BOSTON, AS AGENT,

                       THE FIRST NATIONAL BANK OF BOSTON

                                      and

                            the LENDERS party hereto

                                     TABLE OF CONTENTS
                                     -----------------

Section 1.       DEFINITIONS AND RULES OF INTERPRETATION

Section 1.1      Definitions  . . . . . . . . . . . . . . . . . . . . . . . . .
Section 1.2      Rules of Interpretation  . . . . . . . . . . . . . . . . . . .

Section 2.       THE REVOLVING CREDIT FACILITY

Section 2.1      Commitment to Lend . . . . . . . . . . . . . . . . . . . . . .
Section 2.2      Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . .
Section 2.3      Reduction of Total Commitment  . . . . . . . . . . . . . . . .
Section 2.4      The Notes  . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 2.5      Interest on Loans  . . . . . . . . . . . . . . . . . . . . . .
Section 2.6      Requests for Loans . . . . . . . . . . . . . . . . . . . . . .
Section 2.7      Conversion Options . . . . . . . . . . . . . . . . . . . . . .
Section 2.8      Settlement; Failure to Make Funds Available  . . . . . . . . .
Section 2.9      Restrictions on Borrowings of Eurodollar Rate Loans  . . . . .

Section 3.       REPAYMENT OF THE LOANS

Section 3.1      Maturity . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 3.2      Repayments of Loans Prior to Event of Default  . . . . . . . .
Section 3.3      Repayments of Loans and Distribution of Collateral Proceeds
                   After Event of Default . . . . . . . . . . . . . . . . . . .
Section 3.4      Optional Repayments of Loans . . . . . . . . . . . . . . . . .

Section 4.       LETTERS OF CREDIT

Section 4.1      Letter of Credit Commitments . . . . . . . . . . . . . . . . .
Section 4.2      Reimbursement Obligation of the Borrower . . . . . . . . . . .
Section 4.3      Letter of Credit Payments  . . . . . . . . . . . . . . . . . .
Section 4.4      Obligations Absolute . . . . . . . . . . . . . . . . . . . . .
Section 4.5      Reliance by Issuer . . . . . . . . . . . . . . . . . . . . . .
Section 4.6      Letter of Credit Fee . . . . . . . . . . . . . . . . . . . . .
Section 4.7      Cash Collateral for Letters of Credit  . . . . . . . . . . . .

Section 5.       CERTAIN GENERAL PROVISIONS

Section 5.1      Facility Fee . . . . . . . . . . . . . . . . . . . . . . . . .
Section 5.2      Collateral Administration Fee  . . . . . . . . . . . . . . . .
Section 5.3      Funds for Payments . . . . . . . . . . . . . . . . . . . . . .
Section 5.4      Computations . . . . . . . . . . . . . . . . . . . . . . . . .
Section 5.5      Inability to Determine Eurodollar Rate . . . . . . . . . . . .
Section 5.6      Illegality . . . . . . . . . . . . . . . . . . . . . . . . . .

Section 5.7      Additional Costs, Etc. . . . . . . . . . . . . . . . . . . . .
Section 5.8      Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . .
Section 5.9      Certificate  . . . . . . . . . . . . . . . . . . . . . . . . .
Section 5.10     Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 5.11     Interest After Default . . . . . . . . . . . . . . . . . . . .
Section 6.       COLLATERAL SECURITY  . . . . . . . . . . . . . . . . . . . . .

Section 7.       REPRESENTATIONS AND WARRANTIES

Section 7.1      Corporate Authority  . . . . . . . . . . . . . . . . . . . . .
Section 7.2      Governmental Approvals . . . . . . . . . . . . . . . . . . . .
Section 7.3      Title to Properties; Leases  . . . . . . . . . . . . . . . . .
Section 7.4      Financial Statements and Projections . . . . . . . . . . . . .
Section 7.5      No Material Changes, Etc.  . . . . . . . . . . . . . . . . . .
Section 7.6      Franchises, Permits, Copyrights, Etc.  . . . . . . . . . . . .
Section 7.7      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 7.8      No Materially Adverse Contracts, Etc.  . . . . . . . . . . . .
Section 7.9      Compliance with Other Instruments, Laws, Etc.  . . . . . . . .
Section 7.10     Tax Status . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 7.11     No Event of Default  . . . . . . . . . . . . . . . . . . . . .
Section 7.12     Holding Company and Investment Company Acts  . . . . . . . . .
Section 7.13     Absence of Financing Statements, Etc.  . . . . . . . . . . . .
Section 7.14     Perfection of Security Interest  . . . . . . . . . . . . . . .
Section 7.15     Certain Transactions . . . . . . . . . . . . . . . . . . . . .
Section 7.16     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . .
Section 7.17     Regulations U and X  . . . . . . . . . . . . . . . . . . . . .
Section 7.18     Environmental Compliance . . . . . . . . . . . . . . . . . . .
Section 7.19     Subsidiaries, etc. . . . . . . . . . . . . . . . . . . . . . .
Section 7.20     Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . .
Section 7.21     Asset Locations  . . . . . . . . . . . . . . . . . . . . . . .

Section 8.       AFFIRMATIVE COVENANTS OF THE BORROWER

Section 8.1      Punctual Payment . . . . . . . . . . . . . . . . . . . . . . .
Section 8.2      Maintenance of Office  . . . . . . . . . . . . . . . . . . . .
Section 8.3      Records and Accounts . . . . . . . . . . . . . . . . . . . . .
Section 8.4      Financial Statements, Certificates and Information . . . . . .
Section 8.5      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 8.6      Corporate Existence, Maintenance of Properties . . . . . . . .
Section 8.7      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 8.8      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 8.9      Inspection of Properties and Books, Etc. . . . . . . . . . . .
Section 8.10     Compliance with Laws, Contracts, Licenses and Permits  . . . .
Section 8.11     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . .
Section 8.12     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . .
Section 8.13     Additional Mortgaged Property  . . . . . . . . . . . . . . . .

Section 8.14     Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . .
Section 8.15     Inventory Restrictions . . . . . . . . . . . . . . . . . . . .
Section 8.16     Further Assurances . . . . . . . . . . . . . . . . . . . . . .
Section 8.17     Cash Transfer Agreement  . . . . . . . . . . . . . . . . . . .
Section 8.18     Interest Rate Protection . . . . . . . . . . . . . . . . . . .

Section 9.       CERTAIN NEGATIVE COVENANTS OF THE BORROWER

Section 9.1      Restrictions on Indebtedness . . . . . . . . . . . . . . . . .
Section 9.2      Restrictions on Liens  . . . . . . . . . . . . . . . . . . . .
Section 9.3      Restrictions on Investments  . . . . . . . . . . . . . . . . .
Section 9.4      Distributions  . . . . . . . . . . . . . . . . . . . . . . . .
Section 9.5      Merger, Consolidation and Disposition of Assets  . . . . . . .
Section 9.6      Sale and Leaseback . . . . . . . . . . . . . . . . . . . . . .
Section 9.7      Compliance with Environmental Laws . . . . . . . . . . . . . .
Section 9.8      Indenture  . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 9.9      Employee Benefit Plans . . . . . . . . . . . . . . . . . . . .
Section 9.10     Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . .
Section 9.11     Consignment Transactions . . . . . . . . . . . . . . . . . . .
Section 9.12     Transactions with Affiliates . . . . . . . . . . . . . . . . .
Section 9.13     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .
Section 9.14     Amendments to Credit Policy  . . . . . . . . . . . . . . . . .

Section 10.      FINANCIAL COVENANTS OF THE BORROWER

Section 10.1     Minimum EBITDA . . . . . . . . . . . . . . . . . . . . . . . .
Section 10.2     Debt Service . . . . . . . . . . . . . . . . . . . . . . . . .
Section 10.3     Total Liabilities to Shareholders Equity . . . . . . . . . . .
Section 10.4     Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 10.5     Capital Expenditures . . . . . . . . . . . . . . . . . . . . .

Section 11.      CLOSING CONDITIONS

Section 11.1     Loan Documents . . . . . . . . . . . . . . . . . . . . . . . .
Section 11.2     Certified Copies of Charter Documents  . . . . . . . . . . . .
Section 11.3     Corporate Action . . . . . . . . . . . . . . . . . . . . . . .
Section 11.4     Incumbency Certificate . . . . . . . . . . . . . . . . . . . .
Section 11.5     Validity of Liens  . . . . . . . . . . . . . . . . . . . . . .
Section 11.6     Perfection Certificates and UCC Search Results . . . . . . . .
Section 11.7     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 11.8     Title Insurance  . . . . . . . . . . . . . . . . . . . . . . .
Section 11.9     Amendment to Mortgage  . . . . . . . . . . . . . . . . . . . .
Section 11.10    Certificates of Insurance  . . . . . . . . . . . . . . . . . .
Section 11.11    Bank Accounts; Lock-Box Agreements . . . . . . . . . . . . . .
Section 11.12    Borrowing Base Report  . . . . . . . . . . . . . . . . . . . .
Section 11.13    Accounts Receivable Aging Report . . . . . . . . . . . . . . .
Section 11.14    Solvency Certificate . . . . . . . . . . . . . . . . . . . . .

Section 11.15    Opinions of Counsel  . . . . . . . . . . . . . . . . . . . . .
Section 11.16    Payment of Fees  . . . . . . . . . . . . . . . . . . . . . . .
Section 11.17    Receivables Securitization Facility  . . . . . . . . . . . . .
Section 11.18    The Debentures . . . . . . . . . . . . . . . . . . . . . . . .
Section 11.19    Financial Statements, Etc  . . . . . . . . . . . . . . . . . .
Section 11.20    Cash Management Systems  . . . . . . . . . . . . . . . . . . .
Section 11.21    Credit Policy  . . . . . . . . . . . . . . . . . . . . . . . .
Section 11.22    Initial Loan Request . . . . . . . . . . . . . . . . . . . . .

Section 12.      CONDITIONS TO ALL BORROWINGS

Section 12.1     Representations True; No Event of Default  . . . . . . . . . .
Section 12.2     No Legal Impediment  . . . . . . . . . . . . . . . . . . . . .
Section 12.3     Governmental Regulation  . . . . . . . . . . . . . . . . . . .
Section 12.4     Proceedings and Documents  . . . . . . . . . . . . . . . . . .
Section 12.5     Borrowing Base Report  . . . . . . . . . . . . . . . . . . . .
Section 12.6     Payment of Fees  . . . . . . . . . . . . . . . . . . . . . . .

Section 13.      EVENTS OF DEFAULT; ACCELERATION; ETC.

Section 13.1     Events of Default and Acceleration . . . . . . . . . . . . . .
Section 13.2     Termination of Commitments . . . . . . . . . . . . . . . . . .
Section 13.3     Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 13.4     Cash Collateral to Secure Outstanding Letters of Credit  . . .

Section 14.      SETOFF . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Section 15.      THE AGENT

Section 15.1     Authorization  . . . . . . . . . . . . . . . . . . . . . . . .
Section 15.2     Employees and Agents . . . . . . . . . . . . . . . . . . . . .
Section 15.3     No Liability . . . . . . . . . . . . . . . . . . . . . . . . .
Section 15.4     No Representations . . . . . . . . . . . . . . . . . . . . . .
Section 15.5     Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 15.6     Holders of Notes . . . . . . . . . . . . . . . . . . . . . . .
Section 15.7     Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 15.8     Agent as Lender  . . . . . . . . . . . . . . . . . . . . . . .
Section 15.9     Resignation  . . . . . . . . . . . . . . . . . . . . . . . . .
Section 15.10    Notification of Defaults and Events of Default . . . . . . . .

Section 16.      EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . .

Section 17.      INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . .

Section 18.      SURVIVAL OF COVENANTS, ETC.  . . . . . . . . . . . . . . . . .

Section 19.      ASSIGNMENT AND PARTICIPATION . . . . . . . . . . . . . . . . .

Section 19.1     Conditions to Assignment by Lenders  . . . . . . . . . . . . .
Section 19.2     Certain Representations and Warranties; Limitations; Covenants
Section 19.3     Register . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 19.4     New Notes  . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 19.5     Participations . . . . . . . . . . . . . . . . . . . . . . . .
Section 19.6     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 19.7     Assignee or Participant Affiliated with the Borrower . . . . .
Section 19.8     Miscellaneous Assignment Provisions  . . . . . . . . . . . . .
Section 19.9     Assignment by Borrower . . . . . . . . . . . . . . . . . . . .

Section 20.      NOTICES, ETC.  . . . . . . . . . . . . . . . . . . . . . . . .

Section 21.      GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . .

Section 22.      HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . .

Section 23.      COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . .

Section 24.      ENTIRE AGREEMENT, ETC. . . . . . . . . . . . . . . . . . . . .

Section 25.      WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . .

Section 26.      CONSENTS, AMENDMENTS, WAIVER, ETC. . . . . . . . . . . . . . .

Section 27.      SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . .

Section 28.      TRANSITIONAL ARRANGEMENTS  . . . . . . . . . . . . . . . . . .

Section 28.1     Prior Credit Agreement Superseded  . . . . . . . . . . . . . .
Section 28.2     Return and Cancellation of Notes . . . . . . . . . . . . . . .
Section 28.3     Interest and Fees Under Superseded Agreement . . . . . . . . .

Section 29.      CONSENT TO AMENDMENT TO INDENTURE  . . . . . . . . . . . . . .

                             SCHEDULES AND EXHIBITS


         Schedule 1         Lenders, Commitment
         Schedule 7.3       Title to Properties, Leases
         Schedule 7.7       Litigation
         Schedule 7.15      Transactions with Officers, etc.
         Schedule 7.16      Employee Benefit Plans
         Schedule 7.18      Environmental Compliance
         Schedule 7.19      Joint Ventures, etc.
         Schedule 7.20      Bank Accounts
         Schedule 7.21      Permitted Inventory Locations
         Schedule 9.1       Permitted Indebtedness
         Schedule 9.2       Permitted Liens
         Schedule 9.3       Permitted Investments


         Exhibit A          Form of Note
         Exhibit B          Form of Loan Request
         Exhibit C          Form of Confirmation of Telephone Loan Request
         Exhibit D          Form of Security Agreement
         Exhibit E          Form of Trademark Security Agreement
         Exhibit F          Form of Stock Pledge Agreement
         Exhibit G          Form of Cash Collateral Agreement
         Exhibit H          Form of Borrowing Base Report
         Exhibit I          Form of Compliance Certificate
         Exhibit J          Form of Landlord Waiver
         Exhibit K          Form of Assignment and Acceptance
         Exhibit L          Form of Agency Account Agreement
         Exhibit M          Form of Accounts Receivable Aging Report
         Exhibit N          Form of Collateral Agency Agreement
         Exhibit O          List of Committed Leases
         Exhibit P          Form of Recency Roll Rates Report
         Exhibit Q          Form of First Payment Default and Add On (FBD)
                            Report

                          SECOND AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT


         This SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of the 30th day of August, 1996, by and among BARRY'S JEWELERS, INC. (the "Borrower"), a California corporation having its principal place of business at 111 West Lemon Avenue, Monrovia, CA 91016, THE FIRST NATIONAL BANK OF BOSTON and the other lending institutions listed on Schedule 1 and THE FIRST NATIONAL BANK OF BOSTON as agent for itself and such other lending institutions.

         WHEREAS, pursuant to that certain Amended and Restated Revolving Credit Agreement dated as of December 21, 1995 (as heretofore amended, the "Prior Credit Agreement") which amended and restated in its entirety that certain Revolving Credit Agreement dated as of December 22, 1993 (as amended from time to time, the "Original Credit Agreement"), certain Lenders which are party to this Credit Agreement have made loans to the Borrower for the purposes described therein;

         WHEREAS, the Lenders, the Agent and the Borrower wish to amend and restate the Prior Credit Agreement in order to convert the loans under the Prior Credit Agreement into loans hereunder, to increase the Commitments of the Lenders thereunder and to make certain other changes to the terms and provisions of the Prior Credit Agreement;

         NOW THEREFORE, the Borrower, the Lenders and the Agent hereby agree that the Prior Credit Agreement is hereby amended and restated in its entirety and remains in force and effect only as set forth herein and the Loans and Letters of Credit (as defined in the Prior Credit Agreement) shall constitute Loans and Letters of Credit hereunder.

         Section 1.    DEFINITIONS AND RULES OF INTERPRETATION.

         Section 1.1. DEFINITIONS. The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Credit Agreement referred to below:

         Acceleration.  See Section 13.1.

         Accounts Receivable. All rights of the Borrower or any of its Subsidiaries relating to any Individual Account to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of the Borrower or any of its Subsidiaries to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, recorded on books of account in accordance with generally accepted accounting principles; provided that, notwithstanding the foregoing, Accounts

Receivable shall not include the amounts, if any, represented by a check, money order or similar instrument following receipt by the Borrower thereof.

         Additional Capital Expenditures. The amount in excess of the maximum Capital Expenditures permitted for any fiscal year under Section 10.5(a) not to exceed $1,250,000 in the aggregate for any fiscal year.

         Affiliate. Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

         Agency Account Agreements. The several Agency Account Agreements in the form of Exhibit L hereto (or a form otherwise approved by the Agent in its sole discretion) entered into by the Borrower, the Agent, the Agency Account Institutions or any other depository institution satisfactory to the Agent.

         Agency Account Institutions. FNBB, Bank of America, N.A. or any other depository institution which receives deposits directly, or indirectly (as a result of interim concentration of depository accounts), from in aggregate eight or more retail stores of the Borrower and its Subsidiaries.

         Agency Accounts. The depository accounts maintained by the Borrower with the Agency Account Institutions or other depository institutions satisfactory to the Agent, the funds from which are periodically transferred to the FNBB Concentration Account pursuant to the Agency Account Agreements.

         Agent's Head Office. The Agent's head office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate in a notice made in accordance with Section 20 hereof from time to time.

         Agent. The First National Bank of Boston acting as agent for the Lenders.

         Agent's Special Counsel. Bingham, Dana & Gould LLP or such other counsel as may be approved by the Agent.

         AR Advance Rate. Seventy-five percent (75%), provided, however, that if on the date that the Borrower is required to deliver any Borrowing Base Report pursuant to Section 8.4(f) hereof (a) the Net Charge Off Percentage on the last day of either of the two months most recently ended equals or exceeds 2.04%, then, until the next date on which a Borrowing Base Report is delivered pursuant to Section 8.4(f), the AR Advance Rate shall be reduced by three percentage points plus additional three percentage point reductions for each additional one-half percentage point increment by which the Net Charge Off Percentage exceeds 2.04% during such months, (b) the Roll Rate Percentage on the last day of either of the two months most recently ended equals or exceeds 6.47%, then, until the next date on which a Borrowing Base Report is delivered pursuant to Section 8.4(f), the AR Advance Rate shall be reduced by one percentage point plus additional one percentage point reductions for each additional one percentage point increment by which the Roll Rate Percentage exceeds 6.47% and (c) the First Payment Delinquency Rate Percentage on the last day of either of the two months most recently ended equals or exceeds 5.80%, then, until the next date on which a Borrowing Base Report is delivered pursuant to Section 8.4(f), the AR Advance Rate shall be reduced by one percentage point plus additional one percentage point reductions for each additional two percentage point increments by which the First Payment Deliquency Rate Percentage exceeds 5.80%.

         Assignment and Acceptance.  See Section 19.1.

         Balance Sheet Date.  May 31, 1996.

         Base Rate. The higher of (a) the annual rate of interest announced from time to time by FNBB at its head office in Boston, Massachusetts, as its "base rate" and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business
Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

         Base Rate Applicable Margin. One and one-half percent (1.5%) per annum.

         Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate.

         BFC. Barry's Funding Corp., a Delaware corporation and wholly-owned Subsidiary of the Borrower.

         Borrower.  As defined in the preamble hereto.

         Borrowing Base. At the relevant time of reference thereto, an amount determined by the Agent by reference to the most recent Borrowing Base Report delivered to the Lenders and the Agent pursuant to Section 8.4(f), which is equal to the sum of:

         (a)     the AR Advance Rate of the result of:

                 (i) Eligible Accounts Receivable for which invoices have been issued and are payable; minus

                 (ii) all amounts received by the Borrower on account of Eligible Inventory which has been sold under any installment sale or "lay away" plan and which do not represent a final sale; minus

                 (iii) an amount equal to (A) the aggregate sale price of inventory returned to the Borrower following a sale for the calendar month ended immediately preceding the delivery of the most recent Borrowing Base Report pursuant to Section 8.4(f) multiplied by (B) the result of (y) the gross sales of the Borrower made through use of the Borrower's private label credit cards for such calendar month divided by (z) the gross sales of the Borrower for such calendar month (the "Return Rate"); minus

                 (iv) the Charge Off Reserve;

plus     (b)     forty percent (40%) of the result of:

                 (i) the net book value (without giving effect to the Borrower's reserve for inventory shrink), valued at the lower of the amount set forth on the Borrower's (A) general ledger or (B) perpetual SKU and perpetual diamond inventory systems, determined on a first-in first-out basis at lower of weighted average cost or market of Eligible Inventory (the "Inventory Value"); minus

                 (ii) the Shrink Reserve;

minus    (c)  the amount of any Landlord Lien Reserve.

         For purposes of this Credit Agreement and the other Loan Documents, the Agent may assume, subject to adjustment based upon the provisions of this Credit Agreement, that the Borrowing Base in effect on any given date is the Borrowing Base as indicated on the most recent Borrowing Base Report delivered on a timely basis to the Lenders and the Agent in accordance with the provisions of Section 8.4(f) hereof.

         Borrowing Base Report. A Borrowing Base Report signed by the chief financial officer of the Borrower and in substantially the form of Exhibit H hereto.

         Business. With respect to any Person, the assets, properties, business, operations, condition (financial and otherwise) and prospects of such person.

         Business Day. Any day on which banking institutions in Boston, Massachusetts and Los Angeles, California, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

         Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

         Capital Expenditures. Amounts paid or indebtedness incurred by the Borrower or any of its Subsidiaries in connection with the purchase or lease by the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles; provided that Capital Expenditures shall not include any amounts expended by the Borrower or any of its Subsidiaries from insurance proceeds for the repair or replacement of the item(s) covered by such insurance.

         Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles; provided, however, in connection with the upgrade of the Borrower's computer systems the discounted future rental payment obligations shall be calculated net of the future discounted rental payment obligations of any lease which it replaces.

         CapMAC. Capital Markets Assurance Corporation, a New York stock insurance company.

         Cash Collateral Agreement.  See Section 4.7.

         CERCLA.  See Section 7.18.

         Change of Control. The occurrence of the following event: any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of forty percent (40%) or more of the outstanding shares of common stock of the Borrower on a fully-diluted basis.

         Charge Off Reserve. An amount equal to the result of (a) the highest Monthly Charge Off Percentage of the Borrower during the twelve (12) calendar month period ended immediately preceding the delivery of the most recent Borrowing Base Report pursuant to Section 8.4(f) multiplied by (b) Eligible Accounts Receivable.

         Closing. The closing under the Credit Agreement and the other Loan Documents.

         Closing Date.  The first date on which the conditions set forth in
Section 11 have been satisfied and any Loans are to be made or any Letter of Credit is to be issued hereunder.

         Code.  The Internal Revenue Code of 1986.

         Collateral. All of the property, rights and interests of the Borrower and its Subsidiaries that are or are intended to be subject to the security interests and mortgages created by the Security Documents.

         Collateral Agent. FNBB, in its capacity as collateral agent for the benefit of (i) the Lenders and the Agent, and (ii) the holders of the Debentures and the Trustee, under and with respect to any of the Security Documents.

         Collateral Agency Agreement. The Collateral Agency and Intercreditor Agreement, dated as of December 22, 1993, among the Agent, the Trustee and the Borrower, a copy of which is attached hereto as Exhibit N, and in form and substance satisfactory to the Lenders and the Agent, as amended as of December 21, 1995 and by the amendment dated as of the date hereof and as further amended and in effect from time to time.

         Commitment.  With respect to each Lender, the amount set forth on
Schedule 1 hereto as the amount of such Lender's commitment to make Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

         Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender's percentage of the aggregate Commitments of all of the Lenders.

         Compliance Certificate.  See Section 8.4(d).

         Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

         Consolidated EBIT. Consolidated Net Income for any period, plus income taxes and interest expense of the Borrower and its Subsidiaries for such period, determined in accordance with generally accepted accounting principles.

         Consolidated EBITDA. Consolidated EBIT for any period plus (a) depreciation for such period, plus (b) amortization for such period, all determined in accordance with generally accepted accounting principles.

         Consolidated Net Income. The consolidated net income (before accounting for extraordinary items other than extraordinary nonrecurring items of loss which would have an impact on current cash flows) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with generally accepted accounting principles.

         Consolidated Operating Cash Flow. For any period, an amount equal to the sum of Consolidated EBITDA for such period less cash payments made in respect of income taxes during such period less Capital Expenditures made by the Borrower or any of its Subsidiaries during such period.

         Consolidated Total Assets. All assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

         Consolidated Total Debt Service. With respect to any period, an amount equal to the sum of all payments on Indebtedness relating to the borrowing of money or the obtaining of credit (other than Indebtedness permitted under Section 9.1(b) hereof and other Indebtedness consisting of non-interest bearing ordinary course obligations), or in respect of Capitalized Leases or under
Section 2(c) of either Registration Rights Agreement that were required to be paid or accrued during such fiscal period (including interest and fees but excluding any amounts accrued during a prior fiscal period) pursuant to any agreement or instrument to which the Borrower or any of its Subsidiaries is a party (in all cases determined in accordance with generally accepted accounting principles); provided, however, Consolidated Total Debt Service shall not include the amortization of fees and expenses paid in connection with the closing of the Prior Credit Agreement and the transactions contemplated hereby which are capitalized on the balance sheet of the Borrower in accordance with generally accepted accounting principles. Demand obligations shall be deemed to be due and payable during any fiscal period during which such obligations are outstanding.

         Consolidated Total Liabilities. All Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis that in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities.

         Conversion Request. A notice given by the Borrower to the Agent of the Borrower's election to convert or continue a Loan in accordance with
Section 2.7.

         Credit Agreement. This Second Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.

         Credit Policy. The criteria for extension of credit for Accounts Receivable of the Borrower and its Subsidiaries including, without limitation, the payment plans offered to customers of the Borrower and its Subsidiaries and collection policies of the Borrower and its Subsidiaries, in the form delivered to the Agent on or prior to the Closing Date and as amended, supplemented or modified from time to time in accordance with Section 9.15.

         Debentures. The 11% Senior Secured Notes due 2000 issued by the Borrower pursuant to the Indenture or any refinancing thereof as permitted under Section 9.1(f) in an aggregate principal amount not to exceed $50,000,000.

         Default.  See Section 13.1.

         Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; the purchase, redemption, or other retirement of any shares of any class of capital stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise; the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of the Borrower.

         Dollars or $. Dollars in lawful currency of the United States of America.

         Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

         Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with
Section 2.7.

         Eligible Accounts Receivable. The aggregate of the unpaid portions of the Borrower's Accounts Receivable (net of any credits, rebates, offsets, holdbacks or other adjustments or commissions payable to third parties that are adjustments to such Accounts Receivable other than amounts due to vendors for sales on account of inventory on consignment with the Borrower which are settled no less frequently than sixty (60) days) (a) that the Borrower reasonably and in good faith determines to be collectible based upon its credit underwriting criteria existing as of the date hereof; (b) that are with account debtors that (i) are not Affiliates of the Borrower, (ii) purchased the goods or services giving rise to the relevant Account Receivable in an arm's length transaction, (iii) are not insolvent or involved in any case or proceeding of which the Borrower (with respect to any of the foregoing) has or should have knowledge, whether voluntary or involuntary, under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, dissolution, liquidation or similar law of any jurisdiction and (iv) are, in the Agent's reasonable judgment, creditworthy; (c) that are in payment of obligations that have been fully performed or services which the Borrower is contractually obligated to perform and are not subject to dispute or any other similar claims that would reduce the cash amount payable therefor; (d) that are not subject to any pledge, restriction, security interest or other lien or encumbrance other than those created by the Loan

Documents; (e) in which the Collateral Agent has a valid and perfected first priority security interest; (f) that are not related to any Individual Account which is more than sixty (60) days past the due date; (g) which are not Retermed Receivables; (h) that are not finance charges or late charges which have accrued prior to the account debtor being sent a bill on such account; (i) that are payable in Dollars; and (j) that are not payable from an office outside of the United States.

         Eligible Assignee. Any of (a) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD;
(d) the central bank of any country which is a member of the OECD; and (e) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld; provided that the institutions referenced in clauses (c) through (e) comply with Section 5.3(c) hereof.

         Eligible Inventory. With respect to the Borrower, finished goods inventory owned by the Borrower; provided that Eligible Inventory shall not include any inventory (i) which has been held on consignment, or not otherwise owned by the Borrower, or of a type no longer sold by the Borrower, (ii) which is "findings" or raw materials (other than loose diamonds), including, without limitation, stones other than diamonds and "breakouts" (inventory being or already separated into its component parts), (iii) which is a work in progress,
(iv) which is damaged (including categories counted as refurbish and repair) or subject to any legal encumbrance other than Permitted Liens, (v) which originally became inventory of the Borrower more than three years prior to the date of determination of the Borrowing Base, (vi) which is not in the possession of the Borrower, (vii) as to which the Collateral Agent does not have a valid and perfected first priority security interest, (viii) which has been shipped to a customer of the Borrower regardless of whether such shipment is on a consignment basis, (ix) which is not located within the United States of America, (x) which is covered by an open invoice unless the Borrower can specifically identify such inventory as finished goods, (xi) which is not located at a Permitted Inventory Location, (xii) which the Agent reasonably deems to be obsolete or not marketable, or (xiii) other such ineligible categories determined by the Agent.

         Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

         Environmental Laws.  See Section 7.18(a).

         ERISA.  The Employee Retirement Income Security Act of 1974.

         ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under Section 414 of the Code.

         ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

         Eurocurrency Reserve Rate. For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

         Eurodollar Applicable Margin.  Three percent (3.0%) per annum.

         Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

         Eurodollar Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurodollar Rate Loans.

         Eurodollar Rate. For any Interest Period with respect to a Eurodollar Rate Loan, the rate of interest equal to (a) the rate of interest at which the Agent's Eurodollar Lending Office is offered Dollar deposits two Eurodollar Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Loan of the Agent to which such Interest Period applies, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

         Eurodollar Rate Loans. Loans bearing interest calculated by reference to the Eurodollar Rate.

         Event of Default.  See Section 13.1.

         Fee Letter. The letter agreement regarding certain fees, dated on or prior to the Closing Date, between the Borrower and the Agent.

         First Payment Delinquency Rate Percentage. As of any date of determination and with reference to the Borrower's most recent First Payment Default and Add On (FBD) Report, a form of which is attached hereto as Exhibit Q, for any twelve (12) calendar month period, the average of the amounts set forth for each month in the First Purchase Merchandise 3-Due column of such report, calculated in a manner consistent with the Borrower's manner of calculation as of the Closing Date.

         FNBB. The First National Bank of Boston, a national banking association, in its individual capacity.

         FNBB Concentration Account. The concentration account established at FNBB in the name of the Borrower under the control of the Collateral Agent, for the benefit of the Lenders, the holders of the Debentures, the Borrower, the Agent and the Collateral Agent, into which all proceeds of Collateral shall be directed, whether from a Store Account, a Lock-Box Account, an Agency Account or as otherwise received by the Borrower.

         generally accepted accounting principles. (a) When used in Section 10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

         Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

         Guaranty. The Guaranty dated or to be dated on or prior to the Closing Date, made by BFC in favor of the Lenders, the holders of the Debentures, the

Agent and the Collateral Agent pursuant to which BFC guaranties to the Lenders, the holders of the Debentures, the Agent and the Collateral Agent the payment and performance of the Obligations, in form and substance satisfactory to the Collateral Agent.

         Hazardous Substances.  See Section 7.18(b).

         Indebtedness. All obligations, contingent and otherwise, that in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

         Indenture. The Indenture dated as of December 22, 1993, among the Borrower and the Trustee, under which the Trustee acts for the holders of the Debentures, as amended on or prior to the date hereof and in form and substance satisfactory to the Agent.

         Individual Account. The revolving credit card account of any Person relating to the Borrower's private label credit cards.

         Interest Payment Date. (a) As to any Base Rate Loan, the first day of the calendar month; and (b) as to any Eurodollar Rate Loan, the last day of the corresponding Interest Period.

         Interest Period. With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the day set forth below, as selected by the Borrower in a Loan Request (i) for any Base Rate Loan, the last day of any calendar month; and (ii) for any Eurodollar Rate Loan, the last day of one of the periods of 1, 2 or 3 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                 (A) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest

Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

                 (B) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

                 (C) if the Borrower shall fail to give notice as provided in Section 2.7, the Borrower shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

                 (D) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

                 (E) any Interest Period relating to any Eurodollar Rate Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

         Interest Rate Protection Arrangements.  See Section 8.18.

         Inventory Value.  As defined in the definition of Borrowing Base.

         Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid;
(c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

         Landlord Lien Reserve. The sum of (a) all rent past due for more than thirty (30) days on any Specified Lease at the time of reference and (b) all rent which may become due under any Specified Lease during the twelve month period commencing at the time of reference, in each case, unless otherwise requested by the Agent, calculated on June 1 and December 1 of each calendar year by reference to the average monthly rent on such Specified Lease during the immediately preceding calendar year.

         Landlord Waiver. A waiver from the lessor or sublessor of property leased by the Borrower as lessee in substantially the form of Exhibit J hereto or otherwise approved by the Agent in its sole discretion.

         Lenders. FNBB and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to Section 19.

         Letter of Credit.  See Section 4.1(a).

         Letter of Credit Application.  See Section 4.1(a).

         Letter of Credit Cash Collateral Account.  See Section 4.7.

         Letter of Credit Participation.  See Section 4.1(d).

         Loans. Revolving credit loans made or to be made by the Lenders to the Borrower pursuant to Section 2.

         Loan Documents. This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Security Documents, the Fee Letter and all other documents executed and/or delivered in connection therewith.

         Loan Request.  See Section 2.6.

         Lock-Box Accounts. Accounts maintained in the name of the Borrower at a Lock-Box Bank approved by the Agent for the purpose of receiving collections of Accounts Receivable, which account is subject to the terms of a Lock-Box Agreement.

         Lock-Box Agreement. An agreement with respect to a Lock-Box Account at a Lock-Box Bank, among the Borrower, the Agent and such Lock- Box Bank, in form and substance satisfactory to the Agent.

         Lock-Box Bank. Any of the depository institutions holding one or more lock-box accounts for receiving collections from Accounts Receivable.

         Majority Lenders. As of any date, the Lenders holding at least fifty-one percent (51%) of the outstanding principal amount of the Notes on such date; and if no such principal is outstanding, the Lenders whose aggregate Commitments constitute at least fifty-one percent (51%) of the Total Commitment.

         Maturity Date.  August 31, 1999.

         Maximum Drawing Amount. The maximum aggregate amount from time to time that the beneficiaries may draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

         Monthly Charge Off Percentage. The percentage obtained by dividing the charge offs (net of recoveries) of Accounts Receivable of the Borrower during any month by Accounts Receivable of the Borrower as of the first day of the next month.

         Mortgaged Property.  Any Real Estate which is subject to any Mortgage.

         Mortgages. The Leasehold Deed of Trust dated as of December 22, 1993, as previously amended and as further amended by an amendment dated as of the date hereof, from the Borrower to the Collateral Agent with respect to the leasehold interest of the Borrower in its headquarters and distribution center and such other mortgages and deeds of trust from the Borrower and its Subsidiaries to the Collateral Agent with respect to the fee and leasehold interests of the Borrower and its Subsidiaries in the Real Estate (other than the Borrower's leasehold interest with respect to retail stores) which may from time to time be executed and in effect, in form and substance satisfactory to the Collateral Agent.

         Multiemployer Plan.  Any multiemployer plan within the meaning of
Section 3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

         Net Charge Off Percentage. As of any date of determination, for any twelve (12) calendar month period, the average of the Monthly Charge Off Percentages for each month.

         Notes.  See Section 2.4.

         Obligations. All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Agent and the Collateral Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made, Reimbursement Obligations incurred, Interest Rate Protection Arrangements or any of the Notes, Letter of Credit Application, Letter of Credit or other instruments at any time evidencing any thereof.

         Operating Accounts.  See Section 2.6(b).

         Original Credit Agreement.  As defined in the preamble.

         Originator Purchase Agreement. That certain Originator Purchase Agreement between the Borrower and BFC dated as of December 21, 1995.

         outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

         PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

         Perfection Certificate. The Perfection Certificate as defined in the Security Agreement.

         Permitted Inventory Locations. The retail stores and distribution centers of the Borrower located in the United States of America and listed on
Schedule 7.21 hereto and any future retail stores used by the Borrower and located in any state of the United States of America so long as appropriate Uniform Commercial Code financing statements or other applicable documents showing the Borrower as debtor and the Collateral Agent as secured party have been filed or continued in the proper filing office or offices in a manner and form sufficient to perfect the Collateral Agent's first priority security interest in inventory of the Borrower.

         Permitted Liens. Liens, security interests and other encumbrances permitted by Section 9.2.

         Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

         Prior Credit Agreement.  As defined in the preamble.

         Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

         Receivables Purchase Agent. The Agent, as defined in the Receivables Securitization Facility Documents.

         Receivables Purchase Agreement. The Receivables Purchase Agreement dated as of December 21, 1995 among BFC, Triple-A, CapMAC, the Receivables Purchase Agent and the Borrower in its capacity as initial "Servicer" (as defined therein) and their successors and assigns.

         Receivables Securitization Facility. The receivables securitization facility among the Borrower, BFC, Triple-A, CapMAC and certain other parties pursuant to the Receivables Securitization Facility Documents.

         Receivables Securitization Facility Documents. Collectively, the Receivables Purchase Agreement, the Originator Purchase Agreement and the other documents executed in connection therewith.

         Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.

         Registration Rights Agreement. The Senior Secured Notes Registration Rights Agreement dated December 22, 1993, and the Common Stock Registration Rights Agreement dated December 22, 1993, each by and among the Borrower and the holders of the Debentures party thereto.

         Reimbursement Obligation. The Borrower's obligation to reimburse the Agent and the Lenders on account of any drawing under any Letter of Credit as provided in Section 4.2.

         Rental Obligations. All present or future obligations of the Borrower or any of its Subsidiaries under any rental agreements or leases of real or personal property, other than (a) obligations that can be terminated by the giving of notice without liability to the Borrower or such Subsidiary in excess of the liability for rent due as of the date on which such notice is given and under which no penalty or premium is paid as a result of any such termination, and (b) obligations in respect of Capitalized Leases.

         Requisite Party.  As defined in the Collateral Agency Agreement.

         Retermed Receivables. Individual Accounts which have at any time gone five consecutive months without a payment and for which the monthly payment schedule has been reduced or in any way altered.

         Return Rate.  As defined in (a)(iii) of the definition of Borrowing
Base.

         Roll Rate Percentage. As of any date of determination, the Roll Rate Percentage will be calculated as the result of (a) the Current Receivable Roll Rate Percentage, multiplied by (b) the Thirty Day Receivable Roll Rate Percentage, multiplied by (c) the Sixty Day Receivable Roll Rate Percentage.

As used in this definition of Roll Rate Percentage and with reference to the Borrower's most recent Credit Card Center report entitled "Month End - Recency Roll Rate", a form of which is attached hereto as Exhibit P, calculated in a manner consistent with the Borrower's manner of calculation as of the Closing Date, (i) "Current Receivable Roll Rate Percentage" shall mean at any time of determination, the result of (A) the sum of the most recent twelve month roll dollars set forth in the "0-1" column of such report divided by (B) the sum of the twelve month roll dollars beginning one month prior in the "Age-0" column,
(ii) "Thirty Day Receivable Roll Rate Percentage" shall mean at any time of determination, the result of (A) the sum of the most recent twelve month roll dollars set forth in the "0-1" column of such report divided by (B) the sum of the twelve month roll dollars beginning one month prior in the "Age-0" column,
(ii) "Thirty Day Receivable Roll Rate Percentage" shall mean at any time of determination, the result of (A) the sum of the most recent twelve month roll dollars set forth in the "1-2" column of such report divided by (B) the sum of the twelve month roll dollars beginning one month prior in the "0-1" column, and (iii) "Sixty Day Receivable Roll Rate Percentage" shall mean at any time of determination, the result of (A) the sum of the most recent twelve month roll dollars set forth in the "2-3" column of such report divided by (B) the sum of the twelve month roll dollars beginning one month prior in the "1-2" column.

         Security Agreement. The Second Amended and Restated Security Agreement, dated or to be dated on or prior to the Closing Date, between the Borrower and the Collateral Agent, in substantially the form of Exhibit D hereto.

         Security Documents. The Security Agreement, the Mortgages, the Trademark Security Agreement, the Trademark Assignments, the Guaranty, the Stock Pledge Agreement, the Agency Account Agreements and the Collateral Agency Agreement.

         Settlement. The making among the Lenders of, or receiving of payments among the Lenders, in immediately available funds, to the extent necessary to cause each Lender's actual share of the outstanding amount of Loans (after giving effect to any Loan Request) to be equal to each Lender's Commitment Percentage of the outstanding amount of such Loans (after giving effect to any Loan Request), in any case where, prior to such event or action, the actual share is not so equal.

         Settlement Amount.  See Section 2.8(a).

         Settlement Date.  (a)  The Drawdown Date relating to any Loan Request,
(b) Tuesday of each week, or if Tuesday is not a Business Day, the Business Day immediately following such Tuesday, (c) the Business Day immediately following the Agent becoming aware of the existence of an Event of Default, (d) any Business Day on which the amount of Loans outstanding from FNBB plus FNBB's Commitment Percentage of the sum of the Maximum Drawing Amount and any Unpaid Reimbursement Obligations is equal to or greater than FNBB's Commitment Percentage of the Total Commitment, (e) the Business Day immediately following any Business Day on which the amount of Loans outstanding increases or decreases by more than $5,000,000 as compared to the previous Settlement Date,
(f) any day on which any conversion of a Base Rate Loan to a Eurodollar Rate Loan occurs or (g) any Business Day on which (i) the amount of outstanding Loans decreases and (ii) the amount of the Agent's Loans outstanding equals zero Dollars ($0).

         Settling Lender.  See Section 2.8(a).

         Shareholders Equity. An amount equal to Consolidated Total Assets less Consolidated Total Liabilities.

         Shrink Reserve. The result of the Inventory Value multiplied by the Shrink Reserve Percentage.

         Shrink Reserve Percentage. As of the Closing Date through August 31, 1997, two and three-tenths percent (2.3%), and thereafter the result of (a) the Borrower's annual shrink reserve percentage for the prior fiscal year of the Borrower, as shown on the books and records of the Borrower, rounded to the nearest tenth, multiplied by (b) one and one-half (1-1/2). The Shrink Reserve Percentage shall be adjusted on September 1 of each year, commencing with September 1, 1997.

         Specified Lease. A lease by the Borrower as lessee of Real Estate at which Eligible Inventory is held and as to which at any time the Agent has not received evidence, in form and substance satisfactory to the Agent, that, based upon then existing law (as determined by the Agent in the exercise of their reasonable discretion and on the advice of counsel), the landlord of such property would not have a lien on inventory superior to the security interest granted under the Security Agreement, securing rent obligations more than thirty (30) days past due or securing future rent obligations accruing after the first anniversary of the Closing Date; provided however, that no lease for which the Borrower and Agent have received a Landlord Waiver shall be a Specified Lease.

         Stock Pledge Agreement. The Amended and Restated Stock Pledge Agreement, dated or to be dated on or prior to the Closing Date, between the Borrower and the Collateral Agent, in form and substance satisfactory to the Collateral Agent.

         Store Accounts. Depository accounts in depository institutions for, or on behalf of, the Borrower or any of its Subsidiaries and listed on Schedule
7.20 hereto (as such may be amended from time to time in accordance with Section 9.10 hereof).

         Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

         Termination Agreement.   The Agreement Regarding Termination of
Securitization Transaction dated as of the date hereof by and among the Borrower, BFC, Triple-A and CapMAC

         Title Insurance Company.  Chicago Title Insurance Company.

         Title Policy. In relation to each Mortgaged Property, an ALTA standard form title insurance policy issued by the Title Insurance Company (with such reinsurance or co-insurance as the Agent may require, any such reinsurance to be with direct access endorsements) in such amount as may be determined by the Agent insuring the priority of the Mortgage of such Mortgaged Property and that the Borrower or one of its Subsidiaries holds marketable fee simple or leasehold title to such

Mortgaged Property, subject only to the encumbrances permitted by such Mortgage and which shall not contain exceptions for mechanics liens, persons in occupancy or matters which would be shown by a survey (except as may be permitted by such Mortgage), shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its sole discretion, and shall contain such endorsements and affirmative insurance as the Agent in its discretion may require, including but not limited to (a) comprehensive endorsement, (b) variable rate of interest endorsement, (c) usury endorsement (d) revolving credit endorsement, (e) tie-in endorsement, (f) doing business endorsement; provided, however, that in the case of the leasehold interest of the Borrower in its headquarters and distribution center, Title Policy shall mean an ALTA standard form title insurance policy issued by the Title Insurance Company in an amount equal to $1,000,000 insuring the priority of the Mortgage of such Mortgaged Property and that the Borrower or one of its Subsidiaries holds leasehold title to such Mortgaged Property, subject only to the encumbrances permitted by such Mortgage and which shall not contain exceptions for mechanics liens or persons in occupancy (except as may be permitted by such Mortgage), but which may contain an exception for matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its sole discretion, and shall contain such endorsements and affirmative insurance as the Agent in its sole discretion may require, including but not limited to a revolving credit endorsement.

         Total Commitment. The sum of the Commitments of the Banks which, as of the Closing Date, is $85,000,000, as the same may be reduced from time to time in accordance with the provisions hereof, or if the Commitments are terminated pursuant to the provisions hereof, zero.

         Trademark Assignments. The several Trademark Assignments made by the Borrower and its Subsidiaries in favor of the Collateral Agent and in form and substance satisfactory to the Lenders, the Agent and the Collateral Agent.

         Trademark Security Agreement. The Second Amended and Restated Trademark Collateral Security and Pledge Agreement dated or to be dated on or prior to the Closing Date, made by and between the Borrower and the Collateral Agent in substantially the form of Exhibit E hereto, pursuant to which security interests are granted for the benefit of the Lenders and the Agent and the holders of the Debentures and the Trustee and the Trademark Assignments delivered in connection therewith.

         Triple-A.  Triple-A One Funding Corporation, a Delaware corporation.

         Trustee. First Trust National Association, as trustee under the Indenture, and any successor thereto.

         Type. As to any Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.

         Uniform Customs. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

         Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrower does not reimburse the Agent and the Lenders on the date specified in, and in accordance with, Section 4.2.

         Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

         Section 1.2.  RULES OF INTERPRETATION.

         (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

         (b) The singular includes the plural and the plural includes the singular.

         (c) A reference to any law includes any amendment or modification to such law.

         (d) A reference to any Person includes its permitted successors and permitted assigns.

         (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

         (f) The words "include", "includes" and "including" are not limiting.

         (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein.

         (h) Reference to a particular "Section" refers to that section of this Credit Agreement unless otherwise indicated.

         (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

         Section 2.    THE REVOLVING CREDIT FACILITY.

         Section 2.1. COMMITMENT TO LEND. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees (i) on the Closing Date, to convert the loans outstanding and owed under the Prior Credit Agreement, if any, to Loans under this Credit Agreement and (ii) to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date to the Maturity Date upon notice by the Borrower to the Agent given in accordance with Section 2.6, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender's Commitment minus such Lender's Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the lesser of (a) the Total Commitment and (b) the Borrowing Base. The Loans shall be made pro rata in accordance with each Lender's Commitment Percentage. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 11 and Section 12, in the case of the initial Loans to be made or converted on the Closing Date, and Section 12, in the case of all other Loans, have been satisfied on the date of such request.

         Section 2.2. COMMITMENT FEE. The Borrower agrees to pay to the Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a commitment fee calculated at the rate of one-half of one percent (1/2%) per annum on the average daily amount during each calendar month or portion thereof from the Closing Date to the Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Loans during such calendar month. The commitment fee shall be payable monthly in arrears on the first Business Day of each calendar month for the immediately preceding calendar month commencing on the first such date following the Closing Date, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

         Section 2.3. REDUCTION OF TOTAL COMMITMENT. The Borrower shall have the right at any time and from time to time upon five (5) Business Days' prior written notice to the Agent to reduce by $5,000,000 or an integral multiple thereof or terminate entirely the Total Commitment, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this Section 2.3, the Agent will notify the Lenders of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Lenders the full amount of any commitment fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

         Section 2.4. THE NOTES. The Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (each a "Note"), dated as of the Closing Date (or such other date on which a Lender may become a party hereto in accordance with Section 19 hereof) and completed with appropriate insertions. One Note shall be payable to the order of each Lender in a principal amount equal to such Lender's Commitment or, if less, the outstanding amount of all Loans made by such Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on such Lender's Note, an appropriate notation on such Lender's Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on such Lender's Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender's Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

         Section 2.5.  INTEREST ON LOANS.  Except as otherwise provided in
Section 5.11,

         (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of the Base Rate Applicable Margin plus the Base Rate.

         (b) Each Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of the Eurodollar Applicable Margin plus the Eurodollar Rate determined for such Interest Period.

         (c) The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

         Section 2.6.  REQUESTS FOR LOANS.

         (a) Subject to Section 2.9 hereof, the Borrower shall give to the Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit C hereto) of each Loan requested hereunder (a "Loan Request") no less than (i) one (1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan and (ii) three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such notice shall specify (A) the principal amount of the Loan requested, (B) the proposed Drawdown Date of such Loan, (C) the Interest Period for such Loan and (D) the Type of such Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Lenders on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $100,000 or an integral multiple thereof.

         (b) Notwithstanding the notice and minimum amount requirements set forth in Section 2.6(a) but otherwise in accordance with the terms and conditions of this Credit Agreement, the Agent may, in its sole discretion and without conferring with the Lenders, make Loans to the Borrower (i) by entry of credits to the Borrower's operating account(s) (the "Operating Accounts") with the Agent to cover checks or other charges which the Borrower has drawn or made against such account or (ii) in an amount as otherwise requested by the Borrower. The Borrower hereby requests and authorizes the Agent to make from time to time such Loans by means of appropriate entries of such credits sufficient to cover checks and other charges then presented. The Borrower acknowledges and agrees that the making of such Loans shall, in each case, be subject in all respects to the provisions of this Credit Agreement as if they were Loans covered by a Loan Request including, without limitation, the limitations set forth in Section 2.1 and the requirements that the applicable provisions of Section Section 11 and 12 (in the case of Loans made on the Closing Date) and Section 12 be satisfied. All actions taken by the Agent pursuant to the provisions of this Section 2.6(b) shall be conclusive and binding on the Borrower and the Lenders absent the Agent's gross negligence or willful misconduct. Loans made pursuant to this Section 2.6(b) shall be Base Rate Loans until converted in accordance with the provisions of the Credit Agreement and, prior to a Settlement, interest accruing thereon shall be for the account of the Agent.

         Section 2.7.  CONVERSION OPTIONS.

         (a) Conversion to Different Type of Loan. Subject to Section 2.9 hereof, the Borrower may elect from time to time to convert any outstanding Loan to a Loan of another Type, provided that (i) with respect to any such conversion of a Eurodollar Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day's prior written notice of such election; (ii) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Agent at least three (3) Eurodollar Business Days' prior written notice of such election; (iii) with respect to any such conversion of a Eurodollar Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto; and (iv) no Base Rate Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Loans of any Type may be converted into a Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Each Conversion Request relating to the conversion of a Base Rate Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower.

         (b) Continuation of Type of Loan. Subject to Section 2.9 hereof, any Loan of any Type may be continued as a Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.7(a); provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrower's account have actual knowledge. The Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this Section 2.7 is scheduled to occur.

         (c) Eurodollar Rate Loans. Subject to Section 2.9 hereof, any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $100,000 in excess thereof.

         Section 2.8.  SETTLEMENT; FAILURE TO MAKE FUNDS AVAILABLE

         (a) On each Settlement Date, the Agent shall, not later than 11:00 a.m. (Boston time), give telephonic or facsimile notice (i) to the Lenders and the Borrower of (A) the respective outstanding amount of Base Rate Loans made by the Agent on behalf of the Lenders from the immediately preceding Settlement Date through the close of business on the prior day and (B) the amount of any Eurodollar Rate Loans to be made (following the giving of notice pursuant to Section 2.6(a)(ii)) on such date pursuant to a Loan Request and (ii) to the Lenders of the amount (a "Settlement Amount") that each Lender (the "Settling Lender") shall pay to effect a Settlement of any Loan. A statement of the Agent submitted to the Lenders and the Borrower or to the Lenders with respect to any amounts owing under this Section 2.8(a) shall be prima facie evidence of the amount due and owing. The Settling Lender shall, not later than 2:00 p.m. (Boston time) on such Settlement Date, effect a wire transfer of immediately available funds to the Agent in the amount of the Settlement Amount. All funds advanced by any Lender as a Settling Lender pursuant to this Section 2.8(a) shall for all purposes be treated as a Loan made by such Settling Lender to the Borrower and all funds received by any Lender pursuant to this Section 2.8(a) shall for all purposes be treated as repayment of amounts owed with respect to Loans made by such Lender. In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which the Borrower is a debtor prevent a Settling Lender from making any Loan to effect a Settlement as contemplated hereby, such Settling Lender will make such disposition and arrangements with the other Lenders with respect to such Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender's share of the outstanding Loans being equal, as nearly as may be, to such Lender's Commitment Percentage of the outstanding amount of the Loans.

         (b) The Agent may, unless notified to the contrary by any Lender prior to a Settlement Date, assume that such Lender has made or will make available to the Agent on such Settlement Date the amount of such Lender's Settlement Amount, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender makes available to the Agent such amount on a date after such Settlement Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by such Agent during each day included in such period, times (ii) the amount of such Settlement Amount, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Settlement Date to the date on which the amount of such Settlement Amount shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Lender. If such Lender's Settlement Amount is not made available to the Agent by such Lender within three (3) Business Days following such Settlement Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Loans as of such Settlement Date.

         (c) The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Settlement Date the amount of its Settlement Amount (i) shall not relieve any other Lender from its several obligations hereunder to make available to the Agent the amount of such other Lender's Settlement Amount and (ii) shall not impose upon such other Lender any liability with respect to such failure or refusal or otherwise increase the Commitment of such other Lender.

         Section 2.9.  RESTRICTIONS ON BORROWINGS OF EURODOLLAR RATE LOANS.

         (a) Notwithstanding anything contained elsewhere in this Credit Agreement, the Borrower shall not be permitted to borrow Eurodollar Rate Loans and no request for a Eurodollar Rate Loan shall be honored by the Banks (i) prior to the date on which the Borrower shall have delivered its financial statements for the quarter ending February 28, 1997 in accordance with Section 8.4(c) and (ii) after such date, only if at the time of such request:

         (A) No Default or Event of Default shall have occurred and be continuing;

         (B) The Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters (or such lesser period as shall have elapsed since June 1, 1996) ending as of the date set forth in the table below as to which the Borrower has delivered the financial statements required pursuant to
Section 8.4(a) or, as applicable, Section 8.4(b), exceeds the amount set forth opposite such date:

                       Quarter Ending                 Minimum Consolidated EBITDA
                       --------------                 ---------------------------
                          02/28/97                            $11,900,000
                          05/31/97                            $14,200,000
                          08/31/97                            $16,400,000
                          11/30/97                            $16,900,000
                          02/28/98                            $17,200,000
                          05/31/98                            $17,500,000
                          08/31/98                            $17,800,000
                          11/30/98                            $18,200,000
                          02/28/99                            $19,000,000
                          05/31/99                            $19,400,000

         (b) If at the time of delivery of any financial statements required pursuant to Section 8.4(a), or, as applicable, Section 8.4(b), the Borrower has failed to meet the minimum Consolidated EBITDA set forth in
Section 2.9(a)(ii)(B) above, then the Eurodollar Applicable Margin on all outstanding Eurodollar Rate Loans shall be increased to 3.75% commencing as of such date.

         Section 3.  REPAYMENT OF THE LOANS.

         Section 3.1. MATURITY. The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

         Section 3.2.  REPAYMENTS OF LOANS PRIOR TO EVENT OF DEFAULT.

         (a) (i) All funds and cash proceeds in the form of money, checks and like items received in the FNBB Concentration Account as contemplated by
Section 8.14(a) shall be credited, on the first Business Day immediately following the date of the Agent's receipt of such amounts (or on such later date as the Agent determines that good collected funds have been received), to the Obligations or to the Operating Accounts as contemplated by Section 3.2(c), and (ii) all funds and cash proceeds in the form of a wire transfer received in the FNBB Concentration Account as contemplated by Section 8.14(a) shall be credited on the same Business Day as the Agent's receipt of such amounts if received prior to 2:00 p.m. (Boston time) and on the following Business Day if received after 2:00 p.m. (Boston time) (or on such later date as the Agent determines that good collected funds have been received), to the Obligations or to the Operating Accounts as contemplated by Section 3.2(c).

         (b) If at any time the sum of the outstanding amount of the Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the lesser of (i) the Total Commitment and (ii) the Borrowing Base, the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Lenders for application in accordance with Section 3.2(c).

                 (c) Any amounts required to be repaid pursuant to Section 3.2(a) or (b) shall be applied to the Obligations as follows:

                 (A)      first, to pay Obligations then due and payable;

                 (B)      second, to reduce Base Rate Loans;

                 (C) third, to reduce Eurodollar Rate Loans (except as provided below); and

                 (D)      fourth, to the Borrower's Operating Accounts.

All prepayments of Eurodollar Rate Loans prior to the end of an Interest Period shall obligate the Borrower to pay any breakage costs associated with such Eurodollar Rate Loans in accordance with Section 5.6 hereof. Prior to the occurrence of an Event of Default, the Borrower may elect to avoid such breakage costs by requesting that the Agent apply such amounts that would otherwise be used to reduce Eurodollar Rate Loans to cash collateralize such Eurodollar Rate Loans, but in no event shall the Borrower be deemed to have paid such Eurodollar Rate Loans until such cash has been paid to the Agent for application to such Eurodollar Rate Loans. The Agent may elect to cause such cash collateral to be deposited into either (i) a cash collateral account (which may, at the discretion of the Agent, be an interest bearing or a non-interest bearing account) or (ii) the Borrower's internal depository account with the Agent. All prepayments of the Loans pursuant to this Section 3.2(c) shall be allocated among the Lenders making such Loans, in proportion, as nearly as practicable, to the respective unpaid principal amount of such Loans outstanding, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion. Prior to any Settlement Date, all prepayments of the Loans shall be applied in accordance with this Section 3.2(c), first to outstanding Loans of the Agent.

         Section 3.3. REPAYMENTS OF LOANS AND DISTRIBUTION OF COLLATERAL PROCEEDS AFTER EVENT OF DEFAULT. In the event that following the occurrence and during the continuance of an Event of Default, the Collateral Agent, the Agent or any Lender, as the case may be, received any monies, whether pursuant to Section 8.14 or Section 13.4 or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application, without duplication, as follows:

         (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent and the Collateral Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent and the Collateral Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Collateral Agent of all or any of the rights, remedies, powers and privileges of the Collateral Agent, for the benefit of the Agent and the Lenders, under the Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent and the Collateral Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent and the Collateral Agent to such monies;

         (b) Second, to all other Obligations in such order or preference as the Majority Lenders may determine; provided, however, that (i) distributions in respect of such Obligations shall be made pari passu among Obligations with respect to the Agent's fees payable pursuant to Sections 5.1 and 5.2 and all other Obligations and (ii) distributions in respect of Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Lenders pro rata based upon each Lender's share of the outstanding Obligations, and provided, further, that the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

         (c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to each of the Lenders and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to the Collateral Agency Agreement;

         (d) Fourth, thereafter to obligations required to be paid pursuant to Section 9-504(1)(c) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

         (e) Fifth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

         Section 3.4. OPTIONAL REPAYMENTS OF LOANS. The Borrower shall have the right, at its election, to repay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans pursuant to this Section 3.4 may be made only on the last day of the Interest Period relating thereto. The Borrower shall give the Agent, no later than 12:00 noon, Boston time, at least three (3) Business Days' prior written notice of any proposed prepayment pursuant to this Section 3.4 of Base Rate Loans, and four (4) Eurodollar Business Days' notice of any proposed prepayment pursuant to this Section 3.4 of Eurodollar Rate Loans, in each case specifying the proposed date of prepayment of Loans and the principal amount to be prepaid. Each such partial prepayment shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans. Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender's Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion. Notwithstanding the foregoing provisions of this Section 3.4, daily prepayments of the Loans may be made in accordance with Section 3.2 hereof.

         Section 4.    LETTERS OF CREDIT.

         Section 4.1.  LETTER OF CREDIT COMMITMENTS.

         (a) Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Agent's customary form (a "Letter of Credit Application"), the Agent on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in Section 4.1(d) and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrower and agreed to by the Agent; provided, however, that, after giving effect to such request, (i) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $10,000,000 at any one time and (ii) the sum of (a) the Maximum Drawing Amount on all Letters of Credit,
(b) all Unpaid Reimbursement Obligations, and (c) the amount of all Loans outstanding shall not exceed the lesser of (A) the Total Commitment and (B) the Borrowing Base.

         (b) Letter of Credit Applications. Each Letter of Credit Application shall be completed to the satisfaction of the Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

         (c) Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

         (d) Reimbursement Obligations of Lenders. Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender's Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to Section 4.2 (such agreement for a Lender being called herein the "Letter of Credit Participation" of such Lender).

         (e) Participations of Lenders. Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in the Borrower's Reimbursement Obligation under Section 4.2 in an amount equal to such payment. Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to Section 4.2.

         Section 4.2. REIMBURSEMENT OBLIGATION OF THE BORROWER. In order to induce the Agent to issue, extend and renew each Letter of Credit and the Lenders to participate therein, the Borrower hereby agrees to reimburse or pay to the Agent, for the account of the Agent or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the Agent hereunder,

         (a)     except as otherwise expressly provided in Section 4.2(b) and
(c), on each date that any draft presented under such Letter of Credit is honored by the Agent, or the Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Agent or any Lender in connection with any payment made by the Agent or any Lender under, or with respect to, such Letter of Credit,

         (b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Lenders and the Agent as cash collateral for all Reimbursement Obligations, and

         (c) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with Section 13, an amount equal to one hundred and five percent (105%) of the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent for the benefit of the Lenders and the Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Agent at the Agent's Head Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this Section 4.2 at any time from the date such amounts become due and payable (whether as stated in this Section 4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in Section 5.11.

         Section 4.3. LETTER OF CREDIT PAYMENTS. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the Agent as provided in Section 4.2 on or before the date that such draft is paid or other payment is made by the Agent, the Agent may at any time thereafter notify the Lenders of the amount of any such Unpaid Reimbursement Obligation. No later than 2:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Lender shall make available to the Agent, at its Head Office, in immediately available funds, such Lender's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount equal to such Lender's Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Lender's Commitment Percentage of such Unpaid Reimbursement obligation shall become immediately available to the Agent, and the denominator of which is 365. The responsibility of the Agent to the Borrower and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

         Section 4.4. OBLIGATIONS ABSOLUTE. The Borrower's obligations under this Section 4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, any Lender or any beneficiary of a Letter of Credit. The Borrower further agrees with the Agent and the Lenders that the Agent and the Lenders shall not be responsible for, and the Borrower's Reimbursement Obligations under Section
4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Agent or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and in the absence of willful misconduct or gross negligence, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent or any Lender to the Borrower.

         Section 4.5.  RELIANCE BY ISSUER.  To the extent not inconsistent with
Section 4.4, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Majority Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes or of a Letter of Credit Participation.

         Section 4.6. LETTER OF CREDIT FEE. The Borrower shall, quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter, pay a fee (in each case, a "Letter of Credit Fee") to the Agent in respect of each standby or documentary Letter of Credit equal to two and one-half percent (2.5%) per annum of the face amount of such Letter of Credit plus the Agent's customary issuance, amendment, negotiation or document examination fee, such Letter of Credit Fee (but not such issuance, amendment, negotiation or document examination fee) to be for the accounts of the Lenders in accordance with their respective Commitment Percentages.

         Section 4.7. CASH COLLATERAL FOR LETTERS OF CREDIT. Thirty days prior to the then scheduled Maturity Date, the Borrower shall, with respect to each Letter of Credit then outstanding and pursuant to a cash collateral agreement (the "Cash Collateral Agreement") in substantially the form of Exhibit G, (a) pay to the Agent in cash for deposit into an interest bearing cash collateral account established with the Agent (the "Letter of Credit Cash Collateral Account") an amount equal to one hundred and five percent (105%) of the Maximum Drawing Amount of such Letter of Credit as of such date, which amount shall be deemed cash collateral for any Reimbursement Obligations incurred with respect to such Letter of Credit or (b) deliver to the Agent a "back-to-back" letter of credit issued by a financial institution satisfactory to the Agent in its sole discretion and naming the Agent as beneficiary in an amount equal to one hundred and five percent (105%) of the Maximum Drawing Amount of such Letter of Credit as of such date. Any cash sums deposited into the Letter of Credit Cash Collateral Account pursuant to clause (a) and naming the Agent as beneficiary of this Section 4.7 shall be released, and any back-to-back letter of credit issued pursuant to clause (b) and naming the Agent as beneficiary of this Section 4.7 shall be reduced, if and to the extent that the Maximum Drawing Amount with respect to the applicable Letter of Credit has been reduced or terminated and all Unpaid Reimbursement Obligations have been paid.

         Section 5.  CERTAIN GENERAL PROVISIONS.

         Section 5.1. FACILITY FEE. The Borrower shall pay to the Agent the facility fee in accordance with the Fee Letter.

         Section 5.2. COLLATERAL ADMINISTRATION FEE. The Borrower shall pay to the Collateral Agent the collateral administration fee in accordance with the provisions of the Collateral Agency Agreement.

         Section 5.3.  FUNDS FOR PAYMENTS.

         (a) Payments to Agent. All payments of principal, interest, Reimbursement Obligations, commitment fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, at the Agent's Head Office or at such other location in the Boston, Massachusetts area that the Agent may from time to time designate in a notice made in accordance with Section 20 hereof, in each case in immediately available funds. To the extent permitted by applicable law, the Agent shall be entitled to debit any account of the Borrower with the Agent in the amount of any payment to be made by the Borrower when due, in order to effect timely payment thereof.

         (b) No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

         (c) Withholding. Each Lender that is or may become a party to this Credit Agreement and that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower, within seven (7) Business Days of the Closing Date, or, in the case of a Lender which becomes a Lender pursuant to an Assignment and Acceptance, on the date which such Assignment and Acceptance becomes effective, a copy of United States Internal Revenue Service form 1001 or 4224 (or other applicable form prescribed by the United States Internal Revenue Service), in each case certifying that such Lender is entitled to receive payments under this Credit Agreement and the Note without deduction or withholding of any United States federal income taxes or at reduced withholding rates, as applicable.

         Section 5.4. COMPUTATIONS. All computations of interest on the Loans and of commitment fees, Letter of Credit Fees or other fees shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurodollar Rate

Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Records from time to time shall be considered correct and binding on the Borrower unless within five (5) Business Days after receipt by the Borrower of any notice from the Agent or any of the Lenders of such outstanding amount, the Agent or such Lender shall receive notice from the Borrower to the contrary.

         Section 5.5. INABILITY TO DETERMINE EURODOLLAR RATE. In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders) to the Borrower and the Lenders. In such event (a) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (c) the obligations of the Lenders to make Eurodollar Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

         Section 5.6. ILLEGALITY. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and the other Lenders and thereupon (a) the commitment of such Lender to make Eurodollar Rate Loans or convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) such Lender's Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Section 5.6, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder.

         Section 5.7. ADDITIONAL COSTS, ETC. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

         (a) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Lender's Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Agent), or

         (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender or the Agent under this Credit Agreement or any of the other Loan Documents, or

         (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

         (d) impose on any Lender or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Lender's Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Lender's Commitment forms a part, and the result of any of the foregoing is

                 (i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender's Commitment or any Letter of Credit, or

                 (ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Agent hereunder on account of such Lender's Commitment, any Letter of Credit or any of the Loans, or

                 (iii) to require such Lender or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Lender or (as the case may be) the Agent pursuant to a certificate as set forth in
Section 5.9 hereof, at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as will be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

         Section 5.8. CAPITAL ADEQUACY. If after the date hereof any Lender or the Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by such Lender or the Agent or any corporation controlling such Lender or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender's or the Agent's commitment with respect to any Loans to a level below that which such Lender or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Lender or (as the case may be) the Agent to be material, then such Lender or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower agrees to pay such Lender or (as the case may be) the Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) the Agent of a certificate in accordance with Section 5.9 hereof. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

         Section 5.9. CERTIFICATE. A certificate setting forth in reasonable detail the calculation and basis for any additional amounts payable pursuant to Sections 5.7 or 5.8 and a brief explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

         Section 5.10. INDEMNITY. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with Section 2.6 or Section 2.7 or (c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.

         Section 5.11. INTEREST AFTER DEFAULT. During the continuance of a Default or an Event of Default the principal of the Loans shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Majority Lenders pursuant to Section 26, bear interest at a rate per annum equal to the greater of (a) two percent (2%) above the rate of interest otherwise applicable to such Loans pursuant to Section 2.5 and (b) three percent (3%) above the Base Rate.

         Section 6. COLLATERAL SECURITY. The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of the Borrower and its Subsidiaries, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrower or such Subsidiary is a party, but excluding retail store leases.

         Section 7. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Lenders and the Agent as follows:

         Section 7.1.  CORPORATE AUTHORITY.

         (a) Incorporation; Good Standing. Each of the Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Borrower or such Subsidiary.

         (b) Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (i) are within the corporate authority of such Person, (ii) have been duly authorized by all necessary corporate proceedings,
(iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries and (iv) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, the Borrower or any of its Subsidiaries.

         (c) Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         Section 7.2. GOVERNMENTAL APPROVALS. The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

         Section 7.3.  TITLE TO PROPERTIES; LEASES.  Except as indicated on
Schedule 7.3 hereto, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date, including, without limitation, the Accounts Receivable which are to be purchased in connection with the termination of the Receivables Securitization Facility (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

         Section 7.4.  FINANCIAL STATEMENTS AND PROJECTIONS.

         (a)     Financial Statements.

                 (i) There has been furnished to the Lenders a balance sheet of the Borrower as at the Balance Sheet Date, and a statement of income of the Borrower for the fiscal year then ended, certified by the Borrower's independent certified public accountants. Such balance sheet and statement of income have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal year then ended. Except as set forth in Schedule 7.7 hereto and except for obligations under the plans and arrangements disclosed in Schedule
         7.16 hereto, there are no contingent liabilities of the Borrower as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

                 (ii) There has been furnished to the Lenders a pro forma balance sheet of the Borrower as at the end of the month concluded prior to the Closing Date, as adjusted on a pro forma basis to reflect the transactions contemplated by the Loan Documents and the termination of the Receivables Securitization Facility and other balance sheet adjustments for July and August. Such balance sheet has been prepared in accordance with generally accepted accounting principles and fairly presents the financial condition of the Borrower as at the close of business on the date thereof, as so adjusted on a pro forma basis.

         (b) Projections. The projections of the annual operating budgets of the Borrower, balance sheets and cash flow statements for the 1997 to 1999 fiscal years, copies of which have been delivered to the Lenders, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such projections. To the knowledge of the Borrower, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrower of the results of operations and other information projected therein.

         Section 7.5. NO MATERIAL CHANGES, ETC. Since the Balance Sheet Date there has occurred no materially adverse change in the financial condition or business of the Borrower and its Subsidiaries as shown on or reflected in the balance sheet of the Borrower as at the Balance Sheet Date, or the statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrower and other changes previously disclosed to the Agent relating to the termination of the Receivables Securitization Facility. Since the Balance Sheet Date and prior to the Closing Date, the Borrower has not made any Distribution.

         Section 7.6. FRANCHISES, PATENTS, COPYRIGHTS, ETC. Each of the Borrower and its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

         Section 7.7. LITIGATION. Except as set forth in Schedule 7.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrower and its Subsidiaries or materially impair the right of the Borrower and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

         Section 7.8. NO MATERIALLY ADVERSE CONTRACTS, ETC. Neither the Borrower nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower's officers, to have any materially adverse effect on the business of the Borrower or any of its Subsidiaries.

         Section 7.9. COMPLIANCE WITH OTHER INSTRUMENTS, LAWS, ETC. Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Borrower or any of its Subsidiaries.

         Section 7.10. TAX STATUS. The Borrower and its Subsidiaries (a) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject,
(b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

         Section 7.11. NO EVENT OF DEFAULT. No Default or Event of Default has occurred and is continuing.

         Section 7.12. HOLDING COMPANY AND INVESTMENT COMPANY ACTS. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

         Section 7.13. ABSENCE OF FINANCING STATEMENTS, ETC. Except with respect to Permitted Liens and financing statements filed in connection with the Receivables Securitization Facility for which releases have been obtained, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.

         Section 7.14. PERFECTION OF SECURITY INTEREST. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Collateral Agent's security interest in the Collateral except for the releases of the financing statements filed in connection with the Receivables Securitization Facility and the financing statements required to be filed to perfect the transfers contemplated by the Termination Agreement, which releases and financing statements have been obtained and delivered to the Collateral Agent. The Collateral and the Collateral Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses except as provided in the Agency Account Agreements and the bank account agreements entered into with CapMAC (the rights of CapMAC in respect of such bank account agreements have been assigned to the Collateral Agent). The Borrower is the owner of the Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

         Section 7.15.  CERTAIN TRANSACTIONS.  Except as set forth on Schedule
7.15 hereto and for arm's length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

         Section 7.16.  EMPLOYEE BENEFIT PLANS.

         (a) In General. Schedule 7.16 sets forth all Employee Benefit Plans of the Borrower. Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.

         (b) Terminability of Welfare Plans. Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of Section 3(1) or Section 3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA). The Borrower or an ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower or such ERISA Affiliate without liability to any Person.

         (c) Guaranteed Pension Plans. Neither the Borrower nor any of its Subsidiaries has any Guaranteed Pension Plans.

         (d) Multiemployer Plans. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

         Section 7.17. REGULATIONS U AND X. The proceeds of the Loans shall be used to repay amounts owing under the Receivables Securitization Facility and to finance inventory purchases and for working capital and general corporate purposes. The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

         Section 7.18. ENVIRONMENTAL COMPLIANCE. The Borrower has taken all necessary steps to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, has determined that:

         (a) none of the Borrower, its Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would have a material adverse effect on the environment or the business, assets or financial condition of the Borrower or any of its Subsidiaries;

         (b) neither the Borrower nor any of its Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. Section 9601(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

         (c) except as set forth on Schedule 7.18 attached hereto: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrower, its Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries, which releases would have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) to the best of the Borrower's knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower's knowledge, operating in compliance with such permits and applicable Environmental Laws; and

         (d) none of the Borrower and its Subsidiaries, any Mortgaged Property or any of the other Real Estate is subject to any applicable environmental law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any Mortgage or to the effectiveness of any other transactions contemplated hereby.

         Section 7.19. SUBSIDIARIES, ETC. The Borrower has no Subsidiaries other than BFC which shall be merged into the Borrower on the Closing Date. Except as set forth on Schedule 7.19 hereto, the Borrower is not engaged in any joint venture or partnership with any other Person.

         Section 7.20. BANK ACCOUNTS. Schedule 7.20 (as such may be amended from time to time in accordance with Section 9.10 hereof) sets forth the account numbers and location of all bank accounts of the Borrower or any of its Subsidiaries, including the Store Accounts, the Lock-Box Accounts and all accounts with Agency Account Institutions.

         Section 7.21. ASSET LOCATIONS. Schedule 7.21 (as such may be amended from time to time pursuant to Section 8.4(h)) sets forth all locations at which assets, including inventory, of the Borrower are located.

         Section 8. AFFIRMATIVE COVENANTS OF THE BORROWER. The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

         Section 8.1. PUNCTUAL PAYMENT. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the commitment fees, the Agent's fee, the Collateral Agent's fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

         Section 8.2. MAINTENANCE OF OFFICE. The Borrower will maintain its chief executive office in 111 West Lemon Avenue, Monrovia, CA 91016, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

         Section 8.3. RECORDS AND ACCOUNTS. The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, uncollectible Accounts Receivable and other reserves.

         Section 8.4. FINANCIAL STATEMENTS, CERTIFICATES AND INFORMATION. The Borrower will deliver to each of the Lenders:

         (a) as soon as practicable, but in any event not later than one hundred (100) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries and the consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail and prepared (i) in accordance with generally accepted accounting principles, (ii) in accordance with generally accepted accounting principles as adjusted in clause (a) of the definition of generally accepted accounting principles and
(iii) so as to reconcile the two generally accepted accounting principles definition, and such consolidated statements to be certified without qualification as to the accounting principles followed by the Borrower and its Subsidiaries being not in accordance with generally accepted accounting principles and scope limitations imposed by the Borrower or its Subsidiaries by the Borrower's accountants or by other independent certified public accountants satisfactory to the Agent, together with a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default or Event of Default;

         (b)     as soon as practicable, but in any event not later than fifty
(50) days after the end of each of the first three (3) fiscal quarters of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the unaudited consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for the portion of the Borrower's fiscal year then elapsed, all in reasonable detail and prepared (i) in accordance with generally accepted accounting principles, (ii) in accordance with generally accepted accounting principles as adjusted in clause (a) of the definition of generally accepted accounting principles and (iii) so as to reconcile the two generally accepted accounting principles definitions, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

         (c) as soon as practicable, but in any event within thirty (30) days after the end of each month in each fiscal year of the Borrower, unaudited monthly consolidated financial statements of the Borrower and its Subsidiaries for such month and unaudited monthly consolidating financial statements of the Borrower and its Subsidiaries for such month, each prepared in accordance with generally accepted accounting principles as adjusted in clause (a) of the definition of generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial condition of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

         (d) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit I hereto (a "Compliance Certificate") and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 10 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

         (e) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower;

         (f) (i) within three (3) Business Days after the end of each calendar week or at such earlier time as the Agent may reasonably request, a Borrowing Base Report setting forth the Borrowing Base with respect to Eligible Accounts Receivable as at the end of such calendar week or other date so requested by the Agent (subject to monthly adjustments for returns and bad debt) and (ii) within fifteen (15) days after the end of each calendar month or, if the Agent so requests, in its sole discretion, within three (3) Business Days after the end of each calendar week, or at such earlier time as the Agent may reasonably request, a Borrowing Base Report setting forth the Borrowing Base with respect to Eligible Inventory and setting forth calculations of the Return Rate, the Charge Off Reserve, the Net Charge Off Percentage and the Roll Rate Percentage;

         (g)     within fifteen (15) days after the end of each calendar month,
(i) an Accounts Receivable aging report as at the end of such calendar month substantially in the form of Exhibit M hereto and including, without limitation, the Borrower's AR 06040 Report, and (ii) an inventory report by location of inventory, in form and substance satisfactory to the Agent;

         (h) prior to the opening by the Borrower of any new retail store at which Eligible Inventory is to be located and, in addition, together with the delivery of each Compliance Certificate, a supplement to Schedule 7.21 listing any additions to the list of retail stores of the Borrower located in the United States, which supplement, together with Schedule 7.21 hereto and any prior supplements, shall be deemed to constitute Schedule 7.21 for all purposes of this Credit Agreement and the Borrower shall take all actions necessary or advisable, under applicable law, to establish and perfect the Collateral Agent's security interest in the Collateral located or to be located at such retail store, including, without limitation, the filing of appropriate Uniform Commercial Code financing statements or other applicable documents showing the Borrower as debtor and the Collateral Agent as secured party in the proper filing office or offices; a copy of such supplement shall also be delivered to the Agent's Special Counsel;

         (i) as soon as is practicable and in any event within thirty (30) days after the end of each fiscal year of the Borrower, the Borrower shall deliver and make itself available to discuss its financial projections, including all material modifications thereto made since the last date such financial projections were delivered;

         (j)     on June 15 of each year, the opinion of counsel required by
Section 10.02(b) of the Indenture, addressed to and for the benefit of each of the Lenders, the Agent and the Collateral Agent; and

         (k) from time to time such other financial data and information (including accountants' management letters) as the Agent or any Lender may reasonably request.

         Section 8.5.  NOTICES.

         (a) Defaults. Upon knowledge thereof, the Borrower will promptly notify the Agent and each of the Lenders in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement, the Indenture, the Debentures, or any other note, indenture or evidence of indebtedness or other obligation in an aggregate amount in excess of $500,000 to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

         (b) Environmental Events. The Borrower will promptly give notice to the Agent and each of the Lenders (a) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action under or with respect to any Environmental Law, including a notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board, that has the potential to materially affect the assets, liabilities, financial conditions or operations of the Borrower or any of its Subsidiaries, or the Collateral Agent's mortgages, deeds of trust or security interests pursuant to the Security Documents.

         (c) Notification of Claim against Collateral. The Borrower will, immediately upon becoming aware thereof, notify the Collateral Agent, the Agent and each of the Lenders in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Collateral, or the Collateral Agent's rights with respect to the Collateral, are subject if such amounts exceed the aggregate amount of $500,000 at any one time.

         (d) Notice of Litigation and Judgments. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Lenders in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a materially adverse effect on the Borrower or any of its Subsidiaries and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Lenders, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $500,000.

         Section 8.6. CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries. It (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this Section 8.6 shall prevent the Borrower from discontinuing the operation and maintenance of a non-material portion of its properties or franchises or any of those of its Subsidiaries or the corporate existence and rights of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of the Borrower and its Subsidiaries on a consolidated basis.

         Section 8.7.  INSURANCE.

         (a) The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Agreement and appropriate and reasonable in the Agent's discretion; provided, however, that the Borrower shall have fifteen (15) days after notice from the Agent that its insurance does not comply with the foregoing provision to obtain such insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance on the Mortgaged Properties in accordance with the terms of the Mortgages.

         (b) Contemporaneously with the execution of this Credit Agreement, and within fifteen (15) days of any date when any additional or replacement insurance coverage is obtained, the Borrower shall deliver to the Agent true copies of certificates of insurance with respect to such additional insurance or replacement policies and, upon request and to the extent not previously delivered to the Agent, copies of the original insurance policies evidencing such additional or replacement insurance, which certificates and policies (i) in the case of property and casualty policies, shall contain an endorsement or rider naming the Collateral Agent as a mortgagee, loss payee and additional insured, and (ii) in the case of liability policies, shall contain an endorsement or rider naming the Collateral Agent as an additional insured, with each such policy providing that such insurance shall not be canceled or amended without ten (10) days prior written notice to the Collateral Agent and the Agent.

         Section 8.8. TAXES. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

         Section 8.9.  INSPECTION OF PROPERTIES AND BOOKS, ETC.

         (a) General. The Borrower shall permit the Agent, through its designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Lender may reasonably request.

         (b) Collateral Reports. Upon the request of the Agent, the Borrower will cause to be delivered to the Agent a report of an independent collateral auditor or appraiser satisfactory to the Agent (which may be affiliated with one of the Lenders) with respect to the Accounts Receivable and inventory components included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors or appraisers of the Accounts Receivable (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Borrower or its applicable Subsidiary) and inventory (including verification as to the value, location and respective types). All such collateral value reports shall be conducted and made at the expense of the Borrower.

         (c) Communications with Accountants. The Borrower authorizes the Agent and, if accompanied by the Agent, the Lenders to communicate directly with the Borrower's independent certified public accountants and authorizes such accountants to disclose to the Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries. At the request of the Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 8.9(c).

         Section 8.10. COMPLIANCE WITH LAWS, CONTRACTS, LICENSES, AND PERMITS. The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws (unless the failure to so comply would not have a material adverse effect on the business or financial condition of the Borrower or such Subsidiary), (b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties may be bound (unless the failure to so comply would not have a material adverse effect on the business or financial condition of the Borrower or such Subsidiary), and (d) all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof.

         Section 8.11. EMPLOYEE BENEFIT PLANS. The Borrower will (i) promptly upon filing the same with the Department of Labor or Internal Revenue Service, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under Section 103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan; provided, however, that the Borrower shall have five days after receipt of notice of failure to comply with the foregoing provision to furnish to the Agent a copy of such statement and (ii) promptly upon receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under Sections 302,

4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a
Multiemployer Plan, under Sections 4041A, 4202, 4219, 4242, or 4245 of ERISA.

         Section 8.12. USE OF PROCEEDS. The Borrower will use the proceeds of the Loans solely to repay, on the Closing Date, amounts owing under the Receivables Securitization Facility and thereafter to finance inventory purchases and for general corporate and working capital purposes. The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes.

         Section 8.13. ADDITIONAL MORTGAGED PROPERTY. If, after the Closing Date, the Borrower or any of its Subsidiaries acquires or leases for a term in excess of five (5) years real estate used as a manufacturing or warehouse facility, the Borrower shall, or shall cause such Subsidiary to, forthwith deliver to the Collateral Agent a fully executed mortgage or deed of trust over such real estate, in form and substance satisfactory to the Collateral Agent, together with title insurance policies, surveys, evidences of insurances with the Collateral Agent named as loss payee and additional insured, legal opinions and other documents and certificates with respect to such real estate as was required for Real Estate of the Borrower or such Subsidiary as of the Closing Date. The Borrower further agrees that, following the taking of such actions with respect to such real estate, the Agent shall have for the benefit of the Lenders, the Collateral Agent, the holders of the Debentures and the Trustee a valid and enforceable first priority mortgage or deed of trust over the Borrower's interest in such real estate, free and clear of all defects and encumbrances except for Permitted Liens.

         Section 8.14.  BANK ACCOUNTS.

         (a) On or prior to the Closing Date, the Borrower will, and will cause each of its Subsidiaries to, (i) establish the FNBB Concentration Account, (ii) cause all proceeds from the sale of inventory and other amounts obtained by the Borrower to be deposited into the Store Accounts, (iii) direct all depository institutions with Store Accounts to cause all funds held in such Store Accounts to be transferred daily to, and only to the FNBB Concentration Account, (iv) direct all Agency Account Institutions (other than FNBB) to cause all funds of the Borrower and its Subsidiaries held in such Agency Account Institutions to be transferred daily to, and only to, the FNBB Concentration Account or such other location as the Agent shall designate, (v) direct all Lock-Box Banks to cause all funds sent to such Lock-Box Accounts to be transferred daily to and only to, the FNBB Concentration Account and (vi) at all times ensure that, within one (1) Business Day following the Borrower's receipt of any cash or cash equivalents or any other cash proceeds of Collateral, all such amounts shall have been deposited in the FNBB Concentration Account.

         (b) As soon as practicable but in any event no later than one hundred twenty (120) days after the Closing Date, the Borrower will, and will cause each of its Subsidiaries to, terminate all agency agreements to which CapMAC is a party and obtain Agency Account Agreements from each depository institution which was the agent under such agency agreements and ensure that within such period, all Agency Account Institutions shall have entered into an Agency Account Agreement.

         (c) Within sixty (60) days of notice from the Agent, which notice shall be given in the sole discretion of the Agent, the Borrower will, and will cause each of its Subsidiaries to, obtain Agency Account Agreements from those depository institutions at which a Store Account is located which have not yet executed Agency Account Agreements.

         (d) The Borrower hereby agrees that all amounts belonging to the Borrower and received by the Agent in the FNBB Concentration Account will be the sole and exclusive property of the Collateral Agent for the accounts of the Lenders and the holders of the Debentures to be applied in accordance with (i)
Section 3.2(c) and (ii) Section 3.3 after the occurrence and during the continuance of a Default or an Event of Default.

         Section 8.15. INVENTORY RESTRICTIONS. The Borrower shall cause all Eligible Inventory to be located at all times solely at Permitted Inventory Locations, and to be sold or otherwise disposed of in the ordinary course of the Borrower's business, consistent with past practices or as required pursuant to the terms of this Credit Agreement.

         Section 8.16. FURTHER ASSURANCES. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Agent and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

         Section 8.17. CASH TRANSFER AGREEMENT. The Borrower shall keep in full force and effect an agreement, in form and substance satisfactory to the Lenders and the Agent, with FNBB authorizing FNBB to transfer funds on multiple occasions from all or any of the Store Accounts to the FNBB Concentration Account.

         Section 8.18. INTEREST RATE PROTECTION. Within twenty-five (25) days of the Closing Date, the Borrower will enter into arrangements in form and substance satisfactory to the Agent to protect the Borrower against interest rate increases applicable to not less than $35,000,000 (the "Interest Rate Protection Arrangements") which shall be maintained in full force and effect in one-year increments for a total period of at least two (2) years.

         Section 9. CERTAIN NEGATIVE COVENANTS OF THE BORROWER. The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Agent has any obligations to issue, extend or renew any Letters of Credit:

         Section 9.1. RESTRICTIONS ON INDEBTEDNESS. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

         (a) Indebtedness to the Lenders and the Agent arising under any of the Loan Documents;

         (b) current liabilities of the Borrower or such Subsidiary incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

         (c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 8.8;

         (d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

         (e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

         (f) Indebtedness evidenced by the Debentures or any refinancing on terms and conditions (including, without limitation, subordination provisions) satisfactory to the Agent and the Lenders;

         (g)     Rental Obligations;

         (h) Indebtedness incurred in connection with the acquisition after the Closing Date of any real or personal property by the Borrower or such Subsidiary, and obligations under Capitalized Leases; provided that the aggregate principal amount of such Indebtedness and obligations of the Borrower and its Subsidiaries shall not exceed the aggregate amount of $2,500,000 outstanding at any one time;

         (i) Indebtedness owed by the Borrower to trade vendors, in the amount of the cost to the Borrower of inventory on consignment from such trade vendors;

         (j) Indebtedness existing on the date hereof and listed and described on Schedule 9.1 hereto;

         (k) Indebtedness of the Borrower to any of the Lenders with respect to the Interest Rate Protection Arrangements; and

         (l) other Indebtedness not to exceed $500,000 in the aggregate at any one time.

         Section 9.2. RESTRICTIONS ON LIENS. The Borrower will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that the Borrower and any Subsidiary of the Borrower may create or incur or suffer to be created or incurred or to exist:

                 (i) liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;

                 (ii) (A) liens or claims or demands to secure or with respect to taxes, assessments and other government charges in respect of obligations (1) not overdue or (2) contested in good faith, and with respect to which adequate reserves (in accordance with generally accepted accounting principles) have been set aside for the payment thereof on the books and records of the Borrower, so long as proceedings to enforce such liens, have not been commenced, or (B) liens or claims or demands on properties relating to labor, material or supplies in respect of obligations not overdue;

                 (iii) deposits or pledges made in connection with, or to secure payment of, utilities, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

                 (iv) liens on properties other than Mortgaged Properties in respect of judgments or awards, the Indebtedness with respect to which is permitted by Section 9.1(d);

                 (v) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties other than Mortgaged Properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

                 (vi) encumbrances on Real Estate other than the Mortgaged Property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrower or a Subsidiary of the Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower individually or of the Borrower and its Subsidiaries on a consolidated basis;

                 (vii)    liens existing on the date hereof and listed on
         Schedule 9.2 hereto;

                 (viii) liens on real or personal property other than Mortgaged Properties acquired after the Closing Date pertaining to the type and amount of Indebtedness permitted by Section 9.1(h), incurred in connection with the acquisition or lease of such property, which security interests or mortgages cover only the real or personal property so acquired or leased;

                 (ix) liens and encumbrances on each Mortgaged Property as and to the extent permitted by the Mortgage applicable thereto;

                 (x) liens on inventory and proceeds thereof (up to the cost to the Borrower of such inventory) held on consignment from trade vendors securing obligations to return or pay the purchase price of such inventory; and

                 (xi) liens in favor of the Collateral Agent for the benefit of the Lenders, the Agent and the Trustee and the holders of the Debentures.

         Section 9.3. RESTRICTIONS ON INVESTMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

         (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;

         (b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

         (c) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Services, Inc., and not less than "A 1" if rated by Standard and Poor's;

         (d)     Investments existing on the date hereof and listed on Schedule
9.3 hereto;

         (e) Investments consisting of promissory notes received as proceeds of asset dispositions permitted by Section 9.5(b);

         (f) Investments consisting of loans and advances to employees in the ordinary course of business not to exceed $250,000 in the aggregate at any time outstanding;

         (g)     Investments consisting of Accounts Receivables; and

         (h) Investments consisting of obligations of the Borrower under leases of retail locations which the Borrower has subleased; provided that (A) the term of such lease was not extended in connection with such sublease, (B) the subleasee of such retail store shall be liable to pay rent at the then current rate under the lease, and (C) the Borrower shall not at any one time have more than ten (10) such subleases;

provided, however, that, with the exception of loans and advances referred to in Section 9.3(f), such Investments will be considered Investments permitted by this Section 9.3 only if all actions have been taken to the satisfaction of the Agent to provide to the Agent, for the benefit of the Lenders and the Agent, a first priority perfected security interest in all of such Investments free of all encumbrances other than Permitted Liens.

         Section 9.4.  DISTRIBUTIONS.  The Borrower will not make any
Distributions.

         Section 9.5.  MERGER, CONSOLIDATION AND DISPOSITION OF ASSETS.

         (a) Mergers and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets (other than new stores) in the ordinary course of business consistent with past practices) except the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, or the merger or consolidation of two or more Subsidiaries of the Borrower.

         (b) Disposition of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than (i) the sales of inventory in the ordinary course of business, consistent with past practices, and (ii) if no longer useful in the Borrower's or its Subsidiaries' business, consistent with past practices, the sales of fixtures and equipment, assignments of store leases, and sales and leasebacks (to the extent permitted in Section 9.6 hereof).

         Section 9.6. SALE AND LEASEBACK. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property in excess of $100,000 in aggregate owned by it in order then or thereafter to lease such property or lease other property that the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

         Section 9.7. COMPLIANCE WITH ENVIRONMENTAL LAWS. The Borrower will not, and will not permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances (other than the handling and storage of ordinary cleaning products, copier toner and similar products used in the ordinary course of a retail jewelry business or office administration), (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law.

         Section 9.8. INDENTURE. The Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify the terms of any of the Indenture, any of the Debentures, or make any payments on or prepay, redeem or repurchase any of the Debentures; provided that the Borrower can make regularly scheduled interest payments on the Debentures so long as no Default or Event of Default has occurred and is continuing.

         Section 9.9. EMPLOYEE BENEFIT PLANS. Neither the Borrower nor any ERISA Affiliate will

         (a)     engage in any "prohibited transaction" within the meaning of
Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

         (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not such deficiency is or may be waived; or

         (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to Section 302(f) or Section 4068 of ERISA; or

         (d) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

         Section 9.10. BANK ACCOUNTS. The Borrower will not, and will not permit any of its Subsidiaries to, (a) establish any bank accounts other than those listed on Schedule 7.20 (as such shall be deemed amended from time to time to include those depository institutions acceptable to the Agent which have executed and delivered to the Agent Agency Account Agreements or Lock-Box Agreements) without the Agent's prior written consent or (b) violate directly or indirectly any Agency Account Agreement, bank agency or Lock-Box Agreement in favor of the Agent for the benefit of the Lenders and the Agent with respect to such account.

         Section 9.11. CONSIGNMENT TRANSACTIONS. The Borrower will not enter into any consignment transactions except arrangements for consignments of inventory from vendors in the ordinary course of business, consistent with past practices and the Borrower will not permit the aggregate amount of its inventory on consignment (valued at cost) to exceed $12,000,000.

         Section 9.12.  TRANSACTION WITH AFFILIATES.  Except as provided on
Schedule 7.15, the Borrower will not directly or indirectly conduct any transactions with any Affiliate of the Borrower on terms that are less favorable to the Borrower than those that might be obtained at the time from unaffiliated third parties.

         Section 9.13. SUBSIDIARIES. The Borrower will not create any Subsidiaries.

         Section 9.14. AMENDMENTS TO CREDIT POLICY. The Borrower will not amend, supplement or otherwise modify in any material way the Credit Policy without the prior review and consent of the Majority Banks to such changes. The Borrower will furnish the Agent with copies of any material amendments, supplements and modifications to the Credit Policy.

         Section 10. FINANCIAL COVENANTS OF THE BORROWER. The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

         Section 10.1. MINIMUM EBITDA. As of each fiscal quarter ending on the date set forth in the table below under the caption "Quarter Ending", the Borrower will not permit either (a) Consolidated EBITDA for the two consecutive fiscal quarters ending on such date (treated as a single accounting period) to be less than the amount set forth opposite such date in the table below under the caption "Amount for 2 Quarters" or (b) Consolidated EBITDA for the fiscal quarter ending on such date to be less than the amount set forth opposite such date in the table below under the caption "Amount for 1 Quarter".

            Quarter Ending                     Amount for 2 Quarters                 Amount for 1 Quarter
            --------------                     ---------------------                 --------------------
               11/30/96                             $ 1,400,000                           $1,400,000
               02/28/97                             $10,300,000                           $8,300,000
               05/31/97                             $10,000,000                           $1,500,000
               08/31/97                             $ 2,700,000                           $1,000,000
               11/30/97                             $ 3,100,000                           $2,000,000
               02/28/98                             $11,000,000                           $8,600,000
               05/31/98                             $10,500,000                           $1,800,000
               08/31/98                             $ 3,000,000                           $1,200,000
               11/30/98                             $ 3,400,000                           $2,200,000
               02/28/99                             $12,000,000                           $9,300,000
               05/31/99                             $11,500,000                           $2,000,000



         Section 10.2. DEBT SERVICE. The Borrower will not permit the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the date set forth in the table below (or such lesser period as shall have elapsed since the Closing Date) to (b) Consolidated Total Debt Service for such period to be less than the ratio set forth opposite such date in such table:

                            Quarter Ending                           Ratio
                            ------- ------                           -----
                               05/31/97                            1.05:1.00
                        08/31/97 and thereafter                    1.15:1.00

         Section 10.3. TOTAL LIABILITIES TO SHAREHOLDERS' EQUITY. The Borrower will not permit the ratio of (a) Consolidated Total Liabilities as at the end of any fiscal quarter to (b) Shareholders' Equity as at the end of such fiscal quarter to exceed 5.00:1.00.

         Section 10.4. INVENTORY. The Borrower will not permit the net book value of inventory, valued at the lower of weighted average cost or market on a first-in first-out basis, as of the date described in the table set forth below to exceed the amount set forth opposite such date in the table below under the caption "Maximum Inventory Value":

                                                     Maximum Inventory
                                                     -----------------
                        Date                               Value
                        ----                               -----
                      11/30/96                          $74,000,000
                      02/28/97                          $66,000,000
                      05/31/97                          $65,000,000
                      08/31/97                          $71,000,000
                      11/30/97                          $78,000,000
                      02/28/98                          $65,000,000
                      05/31/98                          $67,000,000
                      08/31/98                          $73,000,000
                      11/30/98                          $80,000,000
                      02/28/99                          $68,000,000
                      05/31/99                          $70,000,000

         Section 10.5. CAPITAL EXPENDITURES. (a) In addition to the Additional Capital Expenditures permitted under Section 10.5(b)(ii), the Borrower will not make Capital Expenditures during any fiscal year ending on the date set forth in the chart below that exceed in the aggregate the amount set forth opposite such date:


                Fiscal Year Ending        Maximum Capital
                ------ ---- ------       ------- --------
                                            Expenditures
                                            ------------
                     05/31/97               $6,800,000
                     05/31/98               $4,250,000
                     05/31/99               $4,250,000

         (b) The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures in connection with the development, opening or operation of new stores; provided, however, (i) during the 1997 fiscal year, the Borrower shall be permitted to make Capital Expenditures (up to the amount permitted under Section 10.5(a)) and to open new stores for which it has entered into committed lease arrangements described on Exhibit O prior to the Closing Date, excerpts from which lease arrangements have been delivered to the Agent on or prior to the Closing Date, and (ii) during any fiscal year thereafter, the Borrower shall be permitted to open an additional five (5) new stores (in excess of the number of stores opened as replacements for closed stores during such fiscal year as provided in paragraph
(c) hereof) and to make Capital Expenditures and Additional Capital Expenditures in connection with such new stores if, immediately prior to the making of the initial expenditure for any such store, (A) no Default or Event of Default has occurred and is continuing under the Credit Agreement or would result from the making of such Capital Expenditures or Additional Capital Expenditures, (B) the ratio of Consolidated Operating Cash Flow to Consolidated Total Debt Service for the period of twelve consecutive calendar months most recently ended and for which the Lenders have received a Compliance Certificate, is not less than 1.00:1.00, and (C) the Borrower shall have delivered to the Agent a certificate of the principal financial officer of the Borrower certifying to the effect that no Default or Event of Default is continuing or would result from the making of such Capital Expenditures or Additional Capital Expenditures and containing calculations, on a pro forma basis, after giving effect to the proposed Capital Expenditures and Additional Capital Expenditures, illustrating that Capital Expenditures and Additional Capital Expenditures budgeted for such store will not exceed the respective limits imposed under paragraph (a) and in the definition of Additional Capital Expenditures and compliance with the ratio set forth in clause (B) of this paragraph (b).

         (c) Notwithstanding the provisions of paragraph (b) hereof, within the limitation set forth in paragraph (a), commencing with the 1998 fiscal year, the Borrower will be permitted to make Capital Expenditures in connection with the opening of new stores opened as replacements for stores closed as a result of a lease expiry in an amount equal to the lesser of (i) four (4) and
(ii) the number of stores actually closed in any fiscal year in connection with the expiry of such store's lease.

         Section 11. CLOSING CONDITIONS. From and after the Closing Date, all of the obligations of the Borrower under or in respect of the Prior Credit Agreement shall be evidenced solely by the terms of this Credit Agreement and the other Loan Documents. The obligation of the Lenders to convert their claims against the Borrower with respect to the Prior Credit Agreement into Obligations to the Lenders under this Credit Agreement and to amend and restate the Prior Credit Agreement and the Obligations of the Lenders to make the Loans and of the Agent to issue any Letters of Credit shall be subject to the satisfaction of the following conditions precedent on or prior to September 29, 1996.

         Section 11.1. LOAN DOCUMENTS. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. Each of the Lenders shall have received a fully executed copy of each such document and the original Note payable to such Lender.

         Section 11.2. CERTIFIED COPIES OF CHARTER DOCUMENTS. Each of the Lenders shall have received from the Borrower a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (a) its charter or other incorporation documents as in effect on such date of certification, and (b) its by-laws as in effect on such date.

         Section 11.3. CORPORATE ACTION. All corporate action necessary for the valid execution, delivery and performance by the Borrower of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.

         Section 11.4. INCUMBENCY CERTIFICATE. Each of the Lenders shall have received from the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of the Borrower each of the Loan Documents; (b) to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and
(c) to give notices and to take other action on its behalf under the Loan Documents.

         Section 11.5. VALIDITY OF LIENS. The Security Documents shall be effective to create in favor of the Collateral Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Collateral Agent and the Agent to protect and preserve such security interests shall have been duly effected. The Collateral Agent shall have received evidence thereof in form and substance satisfactory to the Collateral Agent, the Agent and the Lenders.

         Section 11.6. PERFECTION CERTIFICATES AND UCC SEARCH RESULTS. The Collateral Agent shall have received from the Borrower a completed and fully executed Perfection Certificate and the results of UCC searches with respect to the Collateral, indicating no liens other than Permitted Liens and liens for which releases have been obtained and otherwise in form and substance satisfactory to the Collateral Agent, the Agent and the Lenders.

         Section 11.7. TAXES. The Collateral Agent shall have received evidence of payment of real estate taxes and municipal charges on the Borrower's headquarters and distribution center not delinquent on or before the Closing Date.

         Section 11.8. TITLE INSURANCE. The Collateral Agent shall have received an endorsement on the Title Policy previously delivered to the Collateral Agent pursuant to the Original Credit Agreement, in form and substance satisfactory to the Collateral Agent and the Agent.

         Section 11.9. AMENDMENT TO MORTGAGE. The Borrower shall have delivered to the Collateral Agent an amendment to the Mortgage of the leasehold relating to the Borrower's headquarters and distribution center, in form and substance satisfactory to the Collateral Agent.

         Section 11.10. CERTIFICATES OF INSURANCE. The Agent shall have received (a) a certificate of insurance in form and substance satisfactory to the Agent from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreement and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

         Section 11.11. BANK ACCOUNTS; LOCK-BOX AGREEMENTS. The Borrower shall have established the FNBB Concentration Account and the Agent shall have received Lock-Box Agreements from each Lock-Box Bank concerning the Collateral

Agent's interest for the benefit of the Lenders, the Agent, the holders of the Debentures and the Trustee in the Lock-Box Accounts which the Borrower maintains at each Lock-Box Bank. The Borrower shall have delivered to the Agent a list of all Agency Account Institutions, together with copies of all Agency Account Agreements and all bank account agreements entered into with CapMAC with respect to such Agency Account Institutions.

         Section 11.12. BORROWING BASE REPORT. The Agent shall have received from the Borrower the initial Borrowing Base Report dated as of July 31, 1996.

         Section 11.13. ACCOUNTS RECEIVABLE AGING REPORT. The Agent shall have received from the Borrower the most recent Accounts Receivable aging report of the Borrower dated as of July 31, 1996.

         Section 11.14. SOLVENCY CERTIFICATE. The Agent shall have received a certificate of the chief financial officer of the Borrower, in form and substance satisfactory to the Agent, attesting to the Solvency of the Borrower after giving effect to the transactions contemplated by the Loan Documents. As used herein, "Solvency" of any Person means (a) the fair value of the property of such Person exceeds its total liabilities (including contingent liabilities), (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay its probable liability on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (d) such Person is not engaged, and is not about to engage, in business or a transaction for which its property would constitute an unreasonably small capital.

         Section 11.15. OPINIONS OF COUNSEL. Each of the Lenders and the Agent shall have received a favorable legal opinion addressed to the Lenders and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Lenders and the Agent, from:

         (a)     Irell & Manella LLP, counsel to the Borrower; and

         (b)     Martin H. Blank, Jr., real estate counsel to the Borrower.

         Section 11.16. PAYMENT OF FEES. The Borrower shall have paid to the Lenders or the Agent, as appropriate, the facility fee, the commitment fee, and the collateral administration fee pursuant to Section Section 2.2, 5.1 and 5.2 and fees of counsel, collateral examiners and appraisers to the Agent incurred through and including the Closing Date.

         Section 11.17. RECEIVABLES SECURITIZATION FACILITY. The Receivables Securitization Facility shall have been terminated, all obligations in respect thereof shall have been paid in full (except as otherwise expressly provided in the provisos of Section 3 of the Termination Agreement), all assets of BFC shall have been re-acquired by the Borrower, BFC shall have merged into the Borrower, all bank account agreements executed in connection therewith shall have either been assigned to the Collateral Agent or terminated and all liens in connection therewith shall have been released, in each case on terms, and pursuant to documentation, satisfactory to the Agent in all respects.

         Section 11.18. THE DEBENTURES. The Borrower shall have received all necessary consents from the Trustee and the holders of the Debentures to the Borrower entering into this Credit Agreement and the transactions contemplated hereby (including pre-approval of an increase, at the Lenders' discretion, of the Total Commitment to $100,000,000) and such consents shall be on terms and conditions satisfactory to the Agent. The Agent shall have received fully executed copies of the amendments to the Indenture and the Debentures and such amendments shall be in form and substance satisfactory to the Agent and shall be in full force and effect.

         Section 11.19. FINANCIAL STATEMENTS, ETC. Each of the Lenders shall have received and been satisfied with, in their sole discretion, (a) the Borrower's statement of income and statement of cash flow for the period ending May 31, 1996, with such statement of income and statement of cash flow audited by Deloitte & Touche LLP and the Borrower's unaudited statement of income and statement of cash flow for the period ending July 31, 1996, (b) the Borrower's and its Subsidiaries' pro forma balance sheet as at the last day of the month immediately prior to the Closing Date and statements of income and cash flow of the Borrower for the current fiscal year through the last day of the month immediately prior to the Closing Date as adjusted on a pro forma basis to reflect the transactions contemplated by the Loan Documents and the termination of the Receivables Securitization Facility, and (c) such other financial and other information as may be reasonably requested by the Agent. The Lenders shall have discussed with Deloitte & Touche LLP and the Borrower's special forensic accountant, Simpson & Co., the scope and the results of their audits of the Borrower and its Subsidiaries and shall have reviewed and been satisfied in all respects with such discussions and the results of such audits.

         Section 11.20. CASH MANAGEMENT SYSTEMS. The Agent and each of the Lenders shall be satisfied in its sole discretion with the operations, procedures and systems of the Borrower, including the cash management systems of the Borrower and other procedures for assuring and maintaining the Lenders' rights in the Collateral.

         Section 11.21. CREDIT POLICY. The Agent and each of the Lenders shall have received a copy of the most recent Credit Policy of the Borrower and its Subsidiaries and the Credit Policy shall be in form and substance satisfactory to the Agent and the Lenders.

         Section 11.22. INITIAL LOAN REQUEST. The Agent shall have received an initial Loan Request and disbursement instructions from the Borrower with respect to the proceeds of the Loans.

         Section 12. CONDITIONS TO ALL BORROWINGS. The obligations of the Lenders (i) to convert their claims against the Borrower with respect to the Prior Credit Agreement into Obligations to the Lenders under the Credit Agreement and (ii) to make any Loan and of the Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

         Section 12.1. REPRESENTATIONS TRUE; NO EVENT OF DEFAULT. Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

         Section 12.2. NO LEGAL IMPEDIMENT. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Agent would make it illegal for the Agent to issue, extend or renew such Letter of Credit.

         Section 12.3. GOVERNMENTAL REGULATION. Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

         Section 12.4. PROCEEDINGS AND DOCUMENTS. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Agent and the Agent's Special Counsel, and the Lenders, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

         Section 12.5. BORROWING BASE REPORT. The Agent shall have received the most recent Borrowing Base Report required to be delivered to the Agent in accordance with Section 8.4(f).

         Section 12.6. PAYMENT OF FEES. The Borrower shall have paid all fees then due and payable by it under this Credit Agreement or any other Loan Document including the facility fee, the collateral administration fee, the Letter of Credit Fee, and the commitment fee.

         Section 13.  EVENTS OF DEFAULT; ACCELERATION; ETC.

         Section 13.1. EVENTS OF DEFAULT AND ACCELERATION. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

         (a) the Borrower shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

         (b) the Borrower or any of its Subsidiaries shall fail to pay any interest on the Loans, the commitment fee, any Letter of Credit Fee, the collateral administration fee, or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

         (c) the Borrower shall fail to comply with any of its covenants contained in Sections 8, 9 or 10 or any of the covenants contained in any of the Mortgages;

         (d) the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 13.1) for fifteen (15) days after written notice of such failure has been given to the Borrower by the Agent;

         (e) any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

         (f) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, the Indenture, Debentures, or any other obligation for borrowed money or credit received exceeding $500,000 in the aggregate, including, without limitation, in respect of any Capitalized Leases, or fail to observe or perform any material term, covenant or agreement contained in the Indenture, Debentures, or any other agreement by which it is bound, evidencing or securing borrowed money or credit received in excess of $500,000 in the aggregate, including, without limitation, in respect of any Capitalized Leases, for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

         (g) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein;

         (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted or, if earlier, sixty (60) days shall pass from the date of filing such involuntary case without dismissal thereof;

         (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $500,000;

         (j) if any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Trustee, the Borrower or any of its Subsidiaries party thereto, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

         (k) the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

         (l) there shall occur any damage to, or loss, theft or destruction of, any material portion of the Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen
(15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business or financial condition of the Borrower or such Subsidiary;

         (m) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business or financial condition of the Borrower or such Subsidiary; or

         (n)     a Change in Control shall have occurred;

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Sections 13.1(g) or 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Lender (any such requirement for payment pursuant to this Section 13.1 being an "Acceleration"). Upon the occurrence and during the continuance of any Event of Default, the Agent may, and upon the request of the Majority Lenders, shall instruct the Collateral Agent to act pursuant to the Collateral Agency Agreement.

         Section 13.2. TERMINATION OF COMMITMENTS. If any one or more of the Events of Default specified in Section 13.1(g) or Section 13.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrower and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such other date are not satisfied, the Agent may and, upon the request of the Majority Lenders, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.

         Section 13.3. REMEDIES. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to Section 13.1, each Lender, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Majority Lenders but not otherwise, and subject to the terms of the Collateral Agency Agreement, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

         Section 13.4. CASH COLLATERAL TO SECURE OUTSTANDING LETTERS OF CREDIT. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans, the Agent may, or at the request of the Majority Lenders shall, require the Borrower to furnish upon one day's notice cash collateral to secure the Borrower's Obligations with respect to any Letters of Credit at the time outstanding in an amount equal to one hundred and five percent (105%) of the Maximum Drawing Amount of each such Letter of Credit as of such date and according to the Cash Collateral Agreement and such other terms as the Agent shall reasonably require.

         Section 14. SETOFF. Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Lenders to the Borrower and any securities or other property of the Borrower in the possession of such Lender may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than Indebtedness evidenced by the Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, no Lender shall at any time exercise its rights of setoff without the consent of the Agent.

         Section 15.  THE AGENT.

         Section 15.1.  AUTHORIZATION.

                 (a) The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

                 (b) The relationship between the Agent and each of the Lenders is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Lenders. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Lenders.

                 (c) As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Agent.

         Section 15.2. EMPLOYEES AND AGENTS. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

         Section 15.3. NO LIABILITY. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

         Section 15.4. NO REPRESENTATIONS. The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

         Section 15.5.  PAYMENTS.

         (a) Payments to Agent. A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees promptly to distribute to each Lender such Lender's pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

         (b) Distribution by Agent. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

         (c) Delinquent Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (a) to make available to the Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of Section 14 with respect to making dispositions and arrangements with the other Lenders, where such Lender's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Lender") and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Lenders, the Lenders' respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

         Section 15.6. HOLDERS OF NOTES. The Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

         Section 15.7. INDEMNITY. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by Section 16), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

         Section 15.8. AGENT AS LENDER. In its individual capacity, FNBB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

         Section 15.9. RESIGNATION. The Agent may resign at any time by giving sixty (60) days' prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Ratings Group. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

         Section 15.10. NOTIFICATION OF DEFAULTS AND EVENTS OF DEFAULT. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this Section 15.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

         Section 16. EXPENSES. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent's or any Lender's net income or profits) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent's Special Counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder,
(d) the fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering, collateral examination and appraisal charges, (e) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Agent in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any of the Collateral; (f) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of any Lender or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender's or the Agent's relationship with the Borrower or any of its Subsidiaries and (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings or mortgage recordings. The covenants of this Section 16 shall survive payment or satisfaction of all other Obligations.

         Section 17. INDEMNIFICATION. The Borrower agrees to indemnify and hold harmless the Agent and the Lenders from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Agent upon the transfer of funds from bank agency or lock box accounts or in connection with the provisional honoring of checks or other items, (c) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower or any of its Subsidiaries comprised in the Collateral, (d) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (e) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall have no obligation to any Lender hereunder with respect to any of the liabilities, losses, damages and expenses arising from (i) the bad faith, gross negligence or willful misconduct of such Lender or (ii) any matter which, although arising out of the making of the Loans and/or the Loan Documents, is solely a dispute between or among one or more of the Lenders which results in a judicial action or arbitration proceeding being brought to which the Borrower is not a party (except that the Borrower may be a necessary or nominal party or for purposes of jurisdiction or venue and except if the Borrower is dismissed as a party to such action). In litigation, or the preparation therefor, the Agent, on behalf of the Lenders and in its sole discretion, shall be entitled to select counsel for the Lenders and the Agent and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this Section 17 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section 17 shall survive payment or satisfaction in full of all other Obligations.

         Section 18.  SURVIVAL OF COVENANTS, ETC.   All covenants, agreements,
representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

         Section 19.  ASSIGNMENT AND PARTICIPATION.

         Section 19.1. CONDITIONS TO ASSIGNMENT BY LENDERS. Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, the Notes held by it and its participating interest in the risk relating to any Letters of Credit); provided that (a) each of the Agent and the Borrower shall have given its prior written consent to such assignment, which consent, in the case of the Borrower, will not be unreasonably withheld, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Credit Agreement, (c) each assignment shall be in an amount that is not less than $5,000,000, and (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit K hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 19.3, be released from its obligations under this Credit Agreement.

         Section 19.2. CERTAIN REPRESENTATIONS AND WARRANTIES; LIMITATIONS; COVENANTS. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage; (b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in
Section 7.4 and Section 8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Lender; (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and (i) such assignee acknowledges that it has made arrangements with the assigning Lender satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

         Section 19.3. REGISTER. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment Percentage of, and principal amount of the Loans owing to and Letter of Credit Participations purchased by, the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,000.

         Section 19.4. NEW NOTES. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice and a form of new Note in favor of the Assignee, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, such new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such in Assignment and Acceptance and shall otherwise be substantially in the form of the assigned Notes. Within five (5) days of issuance of any new Notes pursuant to this Section 19.4, the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Lenders. The surrendered Notes shall be canceled and returned to the Borrower.

         Section 19.5. PARTICIPATIONS. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $5,000,000, (b) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any commitment fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

         Section 19.6. DISCLOSURE. The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Lender may disclose information obtained by such Lender pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

         Section 19.7. ASSIGNEE OR PARTICIPANT AFFILIATED WITH THE BORROWER. If any assignee Lender is an Affiliate of the Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section
13.1 or Section 13.2, and the determination of the Majority Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Lender's interest in any of the Loans. If any Lender sells a participating interest in any of the Loans or Reimbursement Obligations to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Lender shall promptly notify the Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 13.1 or Section 13.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans to the extent of such participation.

         Section 19.8. MISCELLANEOUS ASSIGNMENT PROVISIONS. Any assigning Lender shall retain its rights to be indemnified pursuant to Section 16 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. Anything contained in this Section 19 to the contrary notwithstanding, any Lender may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Lenders organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

         Section 19.9. ASSIGNMENT BY BORROWER. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

         Section 20. NOTICES, ETC. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

         (a) if to the Borrower, at 111 West Lemon Avenue, Monrovia, California, 91016, Attention: President, with a copy to the Chief Financial Officer at the same address, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

         (b) if to the Agent, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Maureen H. Forrester, Vice President, Asset Based Lending, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

         (c)     if to any Lender, at such Lender's address set forth on
Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

         Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

         Section 21. GOVERNING LAW. THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).
THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN
Section 20. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

         Section 22. HEADINGS. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

         Section 23. COUNTERPARTS. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

         Section 24. ENTIRE AGREEMENT, ETC. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 26.

         Section 25. WAIVER OF JURY TRIAL. The Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of which rights and obligations. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of any Lender or the Agent has represented, expressly or otherwise, that such Lender or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agent and the Lenders have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

         Section 26. CONSENTS, AMENDMENTS, WAIVERS, ETC. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Lenders. Notwithstanding the foregoing, (i) the rate of interest on the Notes (other than interest accruing pursuant to Section 5.11 following the effective date of any waiver by the Majority Lenders of the Default or Event of Default relating thereto), the term of the Notes, the amount of (and time period of) the Commitments and Commitment Percentages of the Lenders, the amount of commitment fee or Letter of Credit Fees, and the provisions of Section 13.3 and Section 16 hereof may not be changed without the written consent of the Borrower and the written consent of each Lender affected thereby; (ii) the definitions of Majority Lenders, the principal payment due date, any reimbursement obligation of the Borrower (or any Subsidiary) with respect to any Letters of Credit, the principal amount of the Notes and Loans (except in accordance with any assignment pursuant to Section 19 hereof), any interest payment due date, the Borrowing Base formula, including, without limitation, advance rates, and the component parts thereof, the lending provisions related to the Borrowing Base formula, and this Section 26 may not be amended (or otherwise changed) without the written consent of all of the Lenders and no change may be made with respect to the Collateral or any release thereof, including the release of any guaranties with respect to the Obligations hereunder, in an aggregate amount in excess of $1,000,000 without, in each case, the written consent of all of the Lenders; and (iii) the amount of the Agent's Fee or any Letter of Credit Fees payable for the Agent's account and Section 15 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

         Section 27. SEVERABILITY. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

         Section 28.  TRANSITIONAL ARRANGEMENTS.

         Section 28.1. PRIOR CREDIT AGREEMENT SUPERSEDED. This Credit Agreement shall on the Closing Date supersede the Prior Credit Agreement in its entirety, except as provided in this Section 28. On the Closing Date, the rights and obligations of the parties evidenced by the Prior Credit Agreement shall be evidenced by the Credit Agreement and other Loan Documents, the "Loans" as defined in the Prior Credit Agreement shall be converted to Loans as defined herein and all outstanding letters of credit issued by the Agent for the account of the Borrower prior to the Closing Date shall, for the purposes of this Credit Agreement, be Letters of Credit.

         Section 28.2. RETURN AND CANCELLATION OF NOTES. As soon as reasonably practicable after its receipt of its Note hereunder on the Closing Date, the Lenders will promptly return to the Borrower, marked "Substituted" or "Cancelled", as the case may be, any notes of the Borrower held by the Lenders pursuant to the Prior Credit Agreement.

         Section 28.3. INTEREST AND FEES UNDER SUPERSEDED AGREEMENT. All interest and fees and expenses, if any, owing or accruing under or in respect of the Prior Credit Agreement through the Closing Date shall be calculated as of the Closing Date (pro rated in the case of any fractional periods), and shall be paid on the Closing Date. Commencing on the Closing Date, the commitment fees shall be payable by the Borrower to the Agent for the account of the Lenders in accordance with Section 2.2.

         Section 29. CONSENT TO AMENDMENT TO INDENTURE. The Borrower has notified the Lenders that in connection with the transactions contemplated herein, the Borrower has entered into the Amendment No. 4 to Indenture dated as of the Closing Date (the "Indenture Amendment") between the Borrower and the Trustee, in the form delivered to the Agent on or prior to the Closing Date. Each of the Lenders hereby consents to the Indenture Amendment. Such consent is limited strictly to its terms, shall apply only to the specific actions described herein, shall not extend to or affect any of the Borrower's other obligations contained herein or in any other Loan Document and shall not impair any rights consequent thereon. The Lenders shall not have any obligation to issue any further consent with respect to the subject matter of this consent or any other matter.

         IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.



                                   BARRY'S JEWELERS, INC.


                                   By:_________________________________________
                                      Thomas S. Liston,
                                      Chief Financial Officer

                                   THE FIRST NATIONAL BANK OF
                                      BOSTON, individually and as
                                      Agent

                                    By:________________________________________
                                       Elizabeth A. Ratto, Vice President